Exhibit 10.9

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of June 14, 2005

among

KIPB GROUP HOLDINGS, LLC,

KCT MERGER SUB, INC.,

and

CELLU PAPER HOLDINGS, INC.

i

Section 4.10.	Contracts

Section 4.11.	Compliance With Law

Section 4.12.	Labor Matters

Section 4.13.	Insurance

Section 4.14.	Litigation

Section 4.15.	Governmental Authorizations and Regulations

Section 4.16.	Compliance with Environmental Requirements

Section 4.17.	No Brokers

Section 4.18.	Inventories

Section 4.19.	Related Party Transactions

Section 4.20.	Customers and Vendors

Section 4.21.	Company SEC Documents

Section 4.22.	Information Supplied to the Company’s Stockholders

Section 4.23.	Indebtedness

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 5.1.	Organization of Parent and Merger Sub

Section 5.2.	Authority; No Conflict; Required Filings and Consents

Section 5.3.	Capital Resources

Section 5.4.	Litigation

Section 5.5.	No Brokers

Section 5.6.	Parents Assets and Liabilities

Section 5.7.	Ownership of Merger Sub

ARTICLE VI.	PRE-CLOSING COVENANTS OF THE COMPANY

Section 6.1.	Approval of Company Stockholders

Section 6.2.	Conduct of Business Prior to the Effective Time

Section 6.3.	Access to Information

Section 6.4.	Satisfaction of Conditions Precedent

Section 6.5.	No Solicitation

Section 6.6.	Cooperation with Thilmany Acquisition Financing and Business Combination

Section 6.7.	Information

ARTICLE VII.	PRE-CLOSING AND OTHER COVENANTS OF PARENT AND MERGER SUB

Section 7.1.	Satisfaction of Conditions Precedent

Section 7.2.	Certain Employee Benefit Matters

ARTICLE VIII.	OTHER AGREEMENTS

Section 8.1.	Confidentiality

Section 8.2.	No Public Announcement

Section 8.3.	Regulatory Filings; Consents; Reasonable Efforts

Section 8.4.	Further Assurances

Section 8.5.	Director and Officer Liability

Section 8.6.	East Hartford Facility

ARTICLE IX.	CONDITIONS TO MERGER

Section 9.1.	Conditions to Each Party’s Obligation to Effect the Merger

Section 9.2.	Additional Conditions to Obligations of Parent and Merger Sub

Section 9.3.	Additional Conditions to Obligations of the Company

ARTICLE X.	TERMINATION AND AMENDMENT

Section 10.1.	Termination

Section 10.2.	Effect of Termination

Section 10.3.	Fees and Expenses

ARTICLE XI.	INDEMNIFICATION

Section 11.1.	Indemnification of Parent

Section 11.2.	Indemnification of Former Company Stockholders

Section 11.3.	Exclusive Remedies

Section 11.4.	Deductible and Cap

Section 11.5.	Survival of Indemnification Obligations

Section 11.6.	Terms and Conditions of Indemnification; Resolution of Conflicts

Section 11.7.	Former Company Stockholders’ Agent

ARTICLE XII.	MISCELLANEOUS

Section 12.1.	Survival of Representations and Covenants

Section 12.2.	Notices

Section 12.3.	Interpretation

Section 12.4.	Counterparts

Section 12.5.	Entire Agreement; No Third-Party Beneficiaries

Section 12.6.	Governing Law

Section 12.7.	Assignment

Section 12.8.	Amendment

Section 12.9.	Extension; Waiver

Section 12.10.	Severability

Section 12.11.	Waiver of Jury Trial

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 14, 2005 (this “Agreement”), is entered into by and among KIPB Group Holdings, LLC, a Delaware limited liability company (“Parent”), KCT Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Cellu Paper Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company on the terms and conditions set forth in this Agreement;

WHEREAS, the acquisition of the Company shall be effected by the terms of this Agreement through a transaction in which Merger Sub will merge (the “Merger”) with and into the Company, with the Company being the surviving corporation.  The Company will become a wholly owned subsidiary of Parent and each issued and outstanding share of capital stock of the Company not owned by Parent, Merger Sub or the Company, other than the Dissenting Shares (as hereinafter defined), shall be converted into the right to receive the Per Share Merger Consideration (as hereinafter defined);

WHEREAS, the Company, Parent, and Merger Sub desire to make certain representations, warranties, covenants and agreements pursuant to this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I.

DEFINITIONS

The terms defined in this Article I, whenever used herein (including, without limitation, the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement:

“Acquisition Proposal” has the meaning set forth in Section 6.5(c).

“Action of Divesture” has the meaning set forth in Section 8.3(b).

“Actual Net Indebtedness” has the meaning set forth in Section 3.3(g)(iv).

“Actual Net Working Capital” has the meaning set forth in Section 3.3(f)(iv).

“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

“Agreed Upon Unused Portion” has the meaning set forth in Section 3.3(h)(iv).

“Agreement” has the meaning set forth in the caption.

“Antitrust Laws” has the meaning set forth in Section 8.3(b).

“Assignment Side Letter” means the letter, dated as of the date hereof, by and among the Company, Parent and Merger Sub regarding Parent’s ability to assign its interests hereunder immediately prior to the Effective Time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

“Cap” has the meaning set forth in Section 11.4.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Certificate of Merger” has the meaning set forth in Section 2.1(a).

“Certificates” has the meaning set forth in Section 3.5(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Tax Benefit” has the meaning set forth in Section 3.3(h)(i).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the caption.

“Company Cash” means, as of immediately prior to the Effective Time, all of the Company’s and its Subsidiaries’ cash and cash equivalents.

“Company Common Stock” has the meaning set forth in Section 3.3.

“Company Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit A.

“Company Employee Plans” has the meaning set forth in Section 4.9(a).

“Company Financial Statements” has the meaning set forth in Section 4.4(a).

“Company Material Adverse Effect” has the meaning set forth in Section 4.1.

“Company Options” has the meaning set forth in Section 3.3(d).

“Company SEC Documents” means any and all annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and other reports, statements, schedules and registration statements of the Company and its Subsidiaries filed with the Securities Exchange Commission.

“Company Stockholder Approval” has the meaning set forth in Section 4.3(a).

“Company Transaction Expenses” means all fees and expenses incurred by the Company, its Subsidiaries or any Former Company Stockholder in connection with this Agreement and the transactions contemplated hereby; provided, however, that, for the avoidance of doubt, Company Transaction Expenses shall not include (a) any filing fees payable under the HSR Act or (b) 50% of all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated hereby.

“Company Unaudited Financials” has the meaning set forth in Section 4.4(a).

“Company Warrants” has the meaning set forth in Section 3.3(e).

“Confidentiality Agreement” has the meaning set forth in Section 8.1.

“Consent Materials” has the meaning set forth in Section 6.1.

“Constituent Corporations” has the meaning set forth in Section 2.3(a).

“Damages” has the meaning set forth in Section 11.1.

“Deductible” has the meaning set forth in Section 11.4.

“DGCL” has the meaning set forth in Section 2.1(a).

“Dissenting Shares” has the meaning set forth in Section 3.4(a).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Environmental Laws” means all applicable federal, Canadian, state, provincial or local statutes, laws, regulations, judgments and orders relating to protection of human health or safety or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“ERISA” has the meaning set forth in Section 4.9(a).

“ERISA Affiliate” has the meaning set forth in Section 4.9(a).

“Escrow Agent” has the meaning set forth in Section 3.2(a).

“Escrow Agreement” has the meaning set forth in Section 3.2(a).

“Escrow Amount” has the meaning set forth in Section 3.2(a).

“Estimated Net Indebtedness” has the meaning set forth in Section 3.3(g)(i).

“Estimated Net Working Capital” has the meaning set forth in Section 3.3(f)(i).

“Estimated Tax Benefit” has the meaning set forth in Section 3.1.

“Foreign Employer Plan” has the meaning set forth in Section 4.9(e).

“Former Company Stockholders” means the holders of shares of Company Common Stock immediately prior to the Effective Time and all Optionholders and Warrantholders set forth on Exhibit B hereto (as such Exhibit shall be updated immediately prior to the Effective Time).

“Former Company Stockholders’ Agent” has the meaning set forth in Section 11.7(a).

“Former Company Stockholders Indemnification Agreement” has the meaning set forth in Section 9.2(m).

“GAAP” means generally accepted accounting principles in effect in the United States, applied on a consistent basis.

“Governmental Entity” has the meaning set forth in Section 4.3(c).

“Guarantee” shall mean (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any indebtedness or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the indebtedness of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the ordinary course of business consistent with past practices) under circumstances that would enable such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or joint venture.

“Hazardous Substances” means any petroleum or fraction thereof, chemicals, materials or substances which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants”, or other words of similar import, under any Environmental Law.

“HSR Act” has the meaning set forth in Section 4.3(c).

“Indebtedness” means all of the Company’s and its Subsidiaries’ obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under Capital Leases, (iv) for the deferred purchase price of property, goods or services heretofore actually received by the Company or its Subsidiaries (excluding operating leases, accrued expenses, accounts payable and Company Transaction Expenses); (v) any disbursements made pursuant to letters of credit and bankers’ acceptances to the beneficiaries thereof and not included in clause (i) above, (vi) for actual obligations relating to interest rate protection and interest rate swap agreements, and (vii) in the nature of Guarantees of the obligations described in clauses (i) through (vi) above of any other Person.

“Indemnification Matters Letter” has the meaning set forth in Section 11.1.

“Independent Auditor” has the meaning set forth in Section 3.3(f)(iv).

“Intellectual Property” means all proprietary rights of every kind and nature, including: (i) all trade and product names, foreign letters patent, patents, patent applications, unpatented proprietary developmental records, trademarks, service marks, trade dress, logos and copyrights, together with all translations, adaptations, derivations, and combinations thereof and all goodwill associated therewith; (ii) trade secrets, know-how and other proprietary or confidential information; (iii) computer software and other intangible property and rights (other than off-the-shelf computer software licensed under a “shrink wrap” or similar license); and (iv) all registrations and applications for any of the items described in (i) through (iii).

“Leases” has the meaning set forth in Section 4.7(b).

“Leased Premises” has the meaning set forth in Section 4.7(b).

“Liens” has the meaning set forth in Section 4.7(f).

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 3.1.

“Merger Sub” has the meaning set forth in the caption.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.4(a).

“Net Indebtedness” means the Indebtedness immediately prior to the Effective Time less the Company Cash immediately prior to the Effective Time.

“Net Working Capital” means, as of immediately prior to the Effective Time, the current assets of the Company and its Subsidiaries as of such time (other than Company Cash) less the current liabilities of the Company and its Subsidiaries as of such time (other than the current portion of any Indebtedness that would be included within such current liabilities or any Company Transaction Expenses to the extent taken into account in the calculation of Merger Consideration in Section 3.1), in each case determined in accordance with the basis of presentation and accounting principles identified on, and subject to certain limitations set forth in, Exhibit 3.3(f) attached hereto.

“Option Consideration” has the meaning set forth in Section 3.3(d).

“Optionholders” means the Persons who hold Company Options, such Persons are listed in the second column of Exhibit B hereto, (as such Exhibit shall be updated immediately prior to the Effective Time).

“Order” has the meaning set forth in Section 8.3(b).

“Owned Premises” has the meaning set forth in Section 4.7(a).

“Parent” has the meaning set forth in the caption.

“Parent Indemnified Parties” has the meaning set forth in Section 11.1.

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1.

“Paying Agent” has the meaning set forth in Section 3.5(a).

“Permit” has the meaning set forth in Section 4.15.

“Per Share Merger Consideration” has the meaning set forth in Section 3.3(c).

“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

“Property” (or “Properties” when the context requires) means any Real Property and any personal or mixed property, whether tangible or intangible.

“Real Property” means any real property presently or formerly owned, used, leased, occupied, managed or operated by the Company or its Subsidiaries, as the case may be.

“Related Party” has the meaning set forth in Section 4.10(a)(xiii).

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Returns” has the meaning set forth in Section 4.5(a)(ii).

“Rollover Shares” shall mean those shares, if any, of Company Common Stock owned by Russell Taylor and/or Taylor Investment Partners immediately prior to the Effective Time which are exchanged immediately prior to the Effective Time for shares in Parent (or an Affiliate of Parent) pursuant to the terms and conditions of an exchange agreement between Russell Taylor and/or Taylor Investment Partners, on the one hand, and Parent (or an Affiliate of Parent), on the other hand.

“Schedule 4.16 Matters Deductible” has the meaning set forth in Section 11.4.

“Stockholder Approval” has the meaning set forth in Section 6.1.

“Stockholders Indemnified Parties” has the meaning set forth in Section 11.2.

“Subsidiary” of a Person means any corporation, partnership, limited liability company or other entity in which such Person, (a) directly or indirectly, owns or controls fifty percent (50%) or more of the voting stock or other ownership interests, or (b) is a general partner or participant in a joint venture without limited liability.

“Superior Proposal” has the meaning set forth in Section 6.5(c).

“Survival Period” has the meaning set forth in Section 11.5.

“Surviving Corporation” has the meaning set forth in Section 2.3(a).

“Tax” or “Taxes” has the meaning set forth in Section 4.5(a)(i).

“Thilmany” has the meaning set forth in Section 5.6.

“Transaction Documents” has the meaning set forth in Section 4.3(a).

“2005 Audited Financials” has the meaning set forth in Section 4.4(a).

“Unused Portion” has the meaning set forth in Section 3.3(h)(iii).

“Warrant Consideration” has the meaning set forth in Section 3.3(e)

“Warrantholders” means the Persons who own Company Warrants, such Persons are listed in the third column of Exhibit B hereto (as such Exhibit shall be updated immediately prior to the Effective Time).

“Working Capital Escrow Agreement” has the meaning set forth in Section 3.2(b).

“Working Capital Escrow Amount” has the meaning set forth in Section 3.2(b).

ARTICLE II.

THE MERGER

Section 2.1.          Effective Time of the Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the Delaware General Corporation Law (the “DGCL”) shall be duly executed and delivered by the Company and Merger Sub and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date.

(b)           The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter which the parties hereto shall have agreed upon as is provided in the Certificate of Merger (the “Effective Time”).

Section 2.2.          Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the ”Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by Parent and the Company, at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York 10111, or such other time, date and place as the parties shall agree.

Section 2.3.          Effects of the Merger.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Effective Time (i) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease (Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations” and the Company following consummation of the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the certificate of incorporation of Merger Sub, as amended and restated, in substantially the form attached hereto as Exhibit 2.3(a)(2), shall be the certificate of incorporation of the Surviving Corporation, except that Article I shall state that the name of the Surviving Corporation is Cellu Paper Holdings, Inc., and (iii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit 2.3(a)(3), shall become the bylaws of the Surviving Corporation, except that Article I shall state that the name of the Surviving Corporation is Cellu Paper Holdings, Inc.

(b)           At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

Section 2.4.          Directors and Officers.  At and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

ARTICLE III.

CONVERSION OF SECURITIES

Section 3.1.          Merger Consideration.  Subject to adjustment as set forth in Section 3.3(f) below, the aggregate consideration to be paid in cash by Parent for all of the outstanding capital stock of the Company, Company Options and Company Warrants shall be an amount equal to the difference between (i) the sum of (A) $276,000,000, (B) $1,005,028 (representing the good faith estimate, as of the date hereof, of the tax benefit to be received by Parent arising from tax deductions attributable to payments made in connection with the cancellation of the Company Options in the Merger) (the “Estimated Tax Benefit”) and (ii) the sum of (A) the Estimated Net Indebtedness and (B) the amount of any Company Transaction Expenses to the extent not actually paid prior to the Effective Time.  The result of the calculation in the preceding sentence shall be increased by the amount, if any, by which the Estimated Net Working Capital exceeds $30,462,049 or decreased by the amount, if any, by which $30,462,049 exceeds the Estimated Net Working Capital (such consideration in the aggregate, as determined pursuant to this sentence and the immediately preceding sentence, as further adjusted pursuant to the terms of this Agreement, the “Merger Consideration”).

Section 3.2.          Escrow Amount.  Notwithstanding anything to the contrary contained herein:

(a)           Parent shall withhold from the Merger Consideration otherwise payable at Closing an amount of $12,000,000 (the “Escrow Amount”).  On the Closing Date, Parent shall cause the Escrow Amount to be delivered to an escrow agent reasonably satisfactory to Parent and the Company (the “Escrow Agent”), pursuant to an escrow agreement by and among Parent, the Company, the Former Company Stockholders’ Agent and Escrow Agent (the “Escrow Agreement”) substantially in the form annexed hereto as Exhibit 3.2(a).  Such sum shall be paid to the Escrow Agent on the Closing Date by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent.  The Escrow Amount will be held by the Escrow Agent as partial security for the obligations of the Former Company Stockholders to the Parent Indemnified Parties pursuant to the terms of Article XI of this Agreement.  The Escrow Amount shall be disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(b)           In addition to the Escrow Amount set forth in Section 3.2(a) above, Parent shall withhold from the Merger Consideration otherwise payable at Closing an amount of $3,000,000 (the “Working Capital Escrow Amount”).  On the Closing Date, Parent shall cause the Working Capital Escrow Amount to be delivered to the Escrow Agent pursuant to an escrow agreement by and among Parent, the Company, the Former Company Stockholders’ Agent and the Escrow Agent (the “Working Capital Escrow Agreement”) substantially in the form annexed hereto as Exhibit 3.2(b).  Such sum shall be paid to the Escrow Agent on the Closing Date by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent.  The Working Capital Escrow Amount will be held by the Escrow Agent as partial security for the obligations, if any, of the Former Company Stockholders to Parent pursuant to the terms of Section 3.3(f) of this Agreement.  The Working Capital Escrow Amount shall be disbursed by the Escrow Agent pursuant to the terms of the Working Capital Escrow Agreement.

Section 3.3.          Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), or shares of capital stock of Merger Sub:

(a)           Capital Stock of Merger Sub.  Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Company, as the Surviving Corporation with the same rights, powers and privileges as the capital stock of Merger Sub so converted, so that after the Effective Time Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(b)           Cancellation of Company-Owned Stock.  Any shares of Company Common Stock that are owned by the Company, any of its Subsidiaries or Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any conversion thereof and no consideration shall be delivered or deliverable therefor.

(c)           Capital Stock of the Company.  At the Effective Time, each issued and outstanding share of Company Common Stock (other than the Rollover Shares or shares to be canceled in accordance with Section 3.3(b) and any Dissenting Shares as defined in and to the extent provided in Section 3.4) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, in cash, an amount equal to the result of (i) the sum of (A) the Merger Consideration and (B) the aggregate amount of the exercise prices payable in respect of all in-the-money Company Options (including any unvested portion of such Company Options) and in-the-money Company Warrants, divided by (ii) the sum of (X) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any Rollover Shares), (Y) the aggregate number of shares of Company Common Stock issuable upon exercise of in-the-money Company Options (including any unvested portion of such Company Options), and (Z) the aggregate number of shares of Company Common Stock issuable upon exercise of in-the-money Company Warrants (the “Per Share Merger Consideration”).  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration in consideration therefor upon the surrender of such certificate in accordance with and subject to the applicable terms and conditions of Section 3.5, without any interest thereon.

(d)           Company Options.  At the Effective Time, all then outstanding options to purchase Company Common Stock, whether vested or unvested (“Company Options”), will be cancelled and automatically converted into the right to receive, subject to the applicable terms and conditions of Section 3.5, an amount in cash (without any interest thereon), if positive, equal to the difference between (1) the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock theretofore issuable upon exercise of such Company Option, reduced by (2) the aggregate exercise price of such Company Option for such shares, subject to applicable withholdings (the “Option Consideration”).  Any payment required pursuant to this Section 3.3(d) in connection with any Company Options shall constitute a part of the Merger Consideration.

(e)           Company Warrants.  At the Effective Time, all then outstanding warrants to purchase Company Common Stock (“Company Warrants”) which remain unexercised immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive, upon surrender in accordance with and subject to the applicable terms and conditions of Section 3.5, in lieu of the Company Common Stock theretofore issuable upon exercise of each such Company Warrant, an amount in cash (without any interest thereon), if positive, equal to the difference between (i) the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock theretofore issuable upon exercise of such Company Warrant, reduced by (ii) the aggregate exercise price of such Company Warrant (the “Warrant Consideration”).  Any payment required pursuant to this Section 3.3(e) in connection with any Company Warrants shall constitute a part of the Merger Consideration.

(f)            Net Working Capital Adjustment.

(i)            No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate signed by an officer of the Company setting forth the Company’s good faith determination of the estimated Net Working Capital (“Estimated Net Working Capital”).  The Company shall provide Parent access to such working papers and other information reasonably available supporting such calculation of Estimated Net Working Capital.

(ii)           If Actual Net Working Capital (as defined below) is less than the Estimated Net Working Capital, then the Merger Consideration shall be reduced dollar-for-dollar by the amount of such shortfall.  If Actual Net Working Capital is greater than the Estimated Net Working Capital, then the Merger Consideration shall be increased dollar-for-dollar by the amount of such difference.

(iii)          Within thirty (30) days after the Closing Date, Parent shall prepare or cause to be prepared a calculation of Net Working Capital and deliver to the Former Company Stockholders’ Agent the calculation of Net Working Capital and the adjustments, if any, required to be made to the Merger Consideration pursuant to Section 3.3(f)(ii).  Parent shall provide the Former Company Stockholders’ Agent access to such working papers and other information reasonably available supporting such calculation of Net Working Capital.  If the calculation of the Net Working Capital delivered to the Former Company Stockholders’ Agent is equal to or greater than the Estimated Net Working Capital, Parent shall immediately prepare and execute an instruction to the Escrow Agent to remit the full Working Capital Escrow Amount to the Former Company Stockholders’ Agent to be disbursed to the Former Company Stockholders.  If the calculation of the Net Working Capital delivered to the Former Company Stockholders’ Agent is less than the Estimated Net Working Capital (the difference of such amounts being hereinafter referred to as the “Shortfall”), Parent shall immediately prepare and execute an instruction to the Escrow Agent to remit the difference, if positive, between (A) $3,000,0000 and (B) the Shortfall, to the Former Company Stockholders’ Agent to be disbursed to the Former Company Stockholders, and the balance of the Working Capital Escrow Amount shall remain with the Escrow Agent pursuant to the terms of the Working Capital Escrow Agreement and this Section 3.3(f).

(iv)          The Former Company Stockholders’ Agent will have a period of thirty (30) days following the delivery of Parent’s calculation of Net Working Capital to notify Parent in writing of any disagreements with such calculation specifying in reasonable detail the nature and amount of any such disagreement.  Any item or amount not specifically objected to in such notification shall be binding and conclusive on the parties.  In the event the Former Company Stockholders’ Agent timely notifies Parent of any disagreement, Parent and the Former Company Stockholders’ Agent shall attempt in good faith to resolve such disagreement.  If within thirty (30) days after delivery to Parent of the notification by the Former Company Stockholders’ Agent of a disagreement, the parties are unable to resolve such disagreement, either the Former Company Stockholders’ Agent, on the one hand, or Parent, on the other hand, shall have the right to submit the determination of such matters to an independent accountant of national standing reasonably acceptable to Parent and the Former Company Stockholders’ Agent (the “Independent Auditor”), whose decision shall be binding on the parties.  The cost of the Independent Auditor and reasonable attorneys’ fees of the other party shall be paid by the party whose aggregate estimate of the disputed amount differs most greatly from the determination of the Independent Auditor.  If the Former Company Stockholders are required to pay the cost of the Independent Auditor then such costs shall be satisfied by payment solely from the Working Capital Escrow Amount.  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 3.3(f) shall be the exclusive mechanism for resolving disputes regarding the Net Working Capital adjustment, if any.  For purposes of this Section 3.3(f), “Actual Net Working Capital” shall mean the Net Working Capital as finally determined in accordance with this Section 3.3(f)(iv).

(v)           If it is finally determined pursuant to Section 3.3(f)(iv) that the Merger Consideration paid at the Closing is less than the Merger Consideration as adjusted pursuant to this Section 3.3(f), Parent shall remit such difference to the Paying Agent to be disbursed to the Former Company Stockholders plus Parent shall immediately prepare and execute an instruction to the Escrow Agent to remit the Working Capital Escrow Amount, if any, to the Paying Agent to be disbursed to the Former Company Stockholders.

(vi)          If it is finally determined pursuant to Section 3.3(f)(iv) that the Merger Consideration paid at the Closing is greater than the Merger Consideration as adjusted pursuant to this Section 3.3(f), such amount shall be satisfied first by payment to Parent from the Working Capital Escrow Amount with any shortfall to be satisfied by payment from the Former Company Stockholders, on a several (but not joint) basis.  If after such satisfaction out of the Working Capital Escrow Amount, if any, there is a balance remaining in the Working Capital Escrow Amount, Parent shall immediately prepare and execute an instruction to the Escrow Agent to remit such balance to the Paying Agent to be disbursed to the Former Company Stockholders.

(vii)         Any cash payment to be made as a result of adjustments made in accordance with this Section 3.3(f), shall be paid within five (5) Business Days of the final determination of such adjustments by wire transfer of immediately available funds.  Any such payment shall be made to such account or accounts as may be designated by the party entitled to such payment at least two (2) Business Days prior to the date that such payment is to be made.

(g)           Net Indebtedness Adjustment.

(i)            No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate signed by an officer of the Company setting forth the Company’s good faith determination of the estimated Net Indebtedness (“Estimated Net

Indebtedness”).  The Company shall provide Parent access to such working papers and other information reasonably available supporting such calculation of Estimated Net Indebtedness.

(ii)           If Actual Net Indebtedness (as defined below) is greater than the Estimated Net Indebtedness, then the Merger Consideration shall be reduced dollar-for-dollar by the amount of such difference and such amount shall be satisfied by payment to Parent from the Former Company Stockholders, on a several (but not joint) basis.  If Actual Net Indebtedness is less than the Estimated Net Indebtedness, then the Merger Consideration shall be increased dollar-for-dollar by the amount of such shortfall and Parent shall remit such difference to the Former Company Stockholders’ Agent to be disbursed to the Former Company Stockholders.

(iii)          Within thirty (30) days after the Closing Date, Parent shall prepare or cause to be prepared a calculation of Net Indebtedness and deliver to the Former Company Stockholders’ Agent such calculation of Net Indebtedness and the adjustments, if any, required to be made to the Merger Consideration pursuant to Section 3.3(g)(ii).  Parent shall provide the Former Company Stockholders’ Agent access to such working papers and other information reasonably available supporting such calculation of Net Indebtedness.

(iv)          The Former Company Stockholders’ Agent will have a period of thirty (30) days following the delivery of Parent’s calculation of Net Indebtedness to notify Parent in writing of any disagreements with such calculation specifying in reasonable detail the nature and amount of any such disagreement.  Any item or amount not specifically objected to in such notification shall be binding and conclusive on the parties.  In the event the Former Company Stockholders’ Agent timely notifies Parent of any disagreement, Parent and the Former Company Stockholders’ Agent shall attempt in good faith to resolve such disagreement.  If within thirty (30) days after delivery to Parent of the notification by the Former Company Stockholders’ Agent of a disagreement, the parties are unable to resolve such disagreement, either the Former Company Stockholders’ Agent, on the one hand, or Parent, on the other hand, shall have the right to submit the determination of such matters to an Independent Auditor, whose decision shall be binding on the parties.  The cost of the Independent Auditor and reasonable attorneys’ fees of the other party shall be paid by the party whose aggregate estimate of the disputed amount differs most greatly from the determination of the Independent Auditor.  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 3.3(g) shall be the exclusive mechanism for resolving disputes regarding the Net Indebtedness adjustment, if any.  For purposes of this Section 3.3(g), “Actual Net Indebtedness” shall mean the Net Indebtedness as finally determined in accordance with this Section 3.3(g)(iv).

(v)           Any cash payment to be made as a result of adjustments made in accordance with this Section 3.3(g), shall be paid within five (5) Business Days of the final determination of such adjustments by wire transfer of immediately available funds.  Any such payment shall be made to such account or accounts as may be designated by the party entitled to such payment at least two (2) Business Days prior to the date that such payment is to be made.

(h)           Tax Benefit Adjustment.

(i)            No later than 15 Business Days after both the Actual Net Working Capital and Actual Net Indebtedness are finally determined in accordance with Sections 3.3(f)(iv) and (g)(iv), respectively, the Former Company Stockholders’ Agent shall prepare or cause to be prepared a calculation of the tax benefit that may be received by Parent arising from tax deductions attributable to payments made in connection with the cancellation of the Company Options in the Merger (assuming for this purpose that the Company will have sufficient income to use the entire deduction and that the current tax rates remain in effect) (the “Closing Tax Benefit”).  Parent shall provide the Former Company Stockholders’ Agent access to all financial and other information that it may reasonably request to calculate the Closing Tax Benefit.  The Former Company Stockholders’ Agent shall provide Parent access to its working papers and other information reasonably available supporting such calculation of the Closing Tax Benefit.

(ii)           If the Closing Tax Benefit is more than the Estimated Tax Benefit, then the Merger Consideration shall be increased dollar-for-dollar by the amount of such difference and Parent shall remit such difference to the Former Company Stockholders’ Agent to be disbursed to the Former Company Stockholders.  If the Closing Tax Benefit is less than the Estimated Tax Benefit then the Merger Consideration shall be decreased dollar-for-dollar by the amount of such difference and such amount shall be satisfied by payment to Parent from the Former Company Stockholders, on a several (but not joint) basis.

(iii)          Following the Closing, Parent shall cause the Company or the common parent of any affiliated group of which the Company may be a member to use its commercially reasonable efforts to fully realize the entire amount of the Closing Tax Benefit as promptly as possible and in compliance with applicable law, including filing IRS Form 1139 and any comparable state and local tax forms for the Company’s tax year that will end on the Closing Date, filing refund claims for prior tax years or reducing future estimated tax payments and future tax payments based on actual tax liability.  If, after the second anniversary of the Closing Date, the Company or the common parent of any affiliated group of which the Company may be a member is unable to fully utilize all of the deductions that form the basis of the Closing Tax Benefit (the “Unused Portion”), Parent shall provide the Former Company Stockholders’ Agent with a good faith estimate of the Unused Portion and access to such working papers and other information, including prior tax returns, reasonably available to support such calculation of the Unused Portion.

(iv)          The Former Company Stockholders’ Agent will have a period of 20 Business Days following the delivery of Parent’s calculation of the Unused Portion to notify Parent in writing of any disagreements with such calculation specifying in reasonable detail the nature and amount of any such disagreement.  Any item or amount not specifically objected to in such notification shall be binding and conclusive on the parties.  In the event the Former Company Stockholders’ Agent timely notifies Parent of any disagreement, Parent and the Former Company Stockholders’ Agent shall attempt in good faith to resolve such disagreement.  If within thirty (30) days after delivery to Parent of the notification by the Former Company Stockholders’ Agent of a disagreement, the parties are unable to resolve such disagreement, either the Former Company Stockholders’ Agent, on the one hand, or Parent, on the other hand, shall have the right to submit the determination of such matters to an Independent Auditor, whose decision shall be binding on the parties.  The cost of the Independent Auditor and reasonable attorneys’ fees of the other party shall be paid by the party whose aggregate estimate of the disputed amount differs most greatly from the determination of the Independent Auditor.  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 3.3(h) shall be the exclusive mechanism for resolving disputes regarding the Unused Portion, if any.  The amount of the Unused Portion, as finally determined pursuant to this Section 3.3(h)(iv) shall be referred to as the “Agreed Upon Unused Portion.”

(v)           The Former Company Stockholders shall pay severally and not jointly to Parent an amount equal to the Agreed Upon Unused Portion multiplied by the tax rate used to calculate the Closing Tax Benefit.

(vi)          If, following the payment made by the Former Company Stockholders to Parent pursuant to Section 3.3(h)(v), the Company utilizes any of the Agreed Upon Unused Portion, then Parent shall pay the amount of the tax benefit derived from such utilization to the Former Company Stockholders’ Agent to be disbursed to the Former Company Stockholders.

(vii)         Any cash payments to be made as a result of this Section 3.3(h) shall be paid within five (5) Business Days of the final determination of such amounts by wire transfer of immediately available funds.  Any such payment shall be made to such account or accounts as may be designated by the party entitled to such payment at least two (2) Business Days prior to the date that such payment is to be made.

Section 3.4.          Appraisal Rights.

(a)           Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised such holder’s appraisal rights in accordance with Section 262 of the DGCL, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Per Share Merger Consideration pursuant to Section 3.3(a), but the holder of the Dissenting Shares shall only be entitled to such appraisal rights as are granted by the DGCL.

(b)           Notwithstanding the provisions of Section 3.4(a), if any holder of shares of Company Common Stock who demands his, her or its appraisal rights with respect to such shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its rights to receive payment for the fair market value of such shares under Section 262 of the DGCL, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration, without any interest thereon, as provided in Section 3.3(c) upon surrender of the certificate or certificates representing such shares.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 3.5.          Payment of Merger Consideration; Exchange of Certificates.

(a)           Prior to the Effective Time, the Former Company Stockholders’ Agent shall designate, or shall cause to be designated, a bank or trust company reasonably acceptable to Parent to act as agent (the “Paying Agent”) for the payment of the Merger Consideration (less the Escrow Amount, the Working Capital Escrow Amount and the portion of the Merger Consideration allocable to the Rollover Shares), and, at the Effective Time, Parent shall provide to the Paying Agent, by wire transfer of immediately available funds, the amounts necessary for the payment of the Merger Consideration (less the Escrow Amount and the Working Capital Escrow Amount and the portion of the Merger Consideration allocable to the Rollover Shares).  Any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b)           From and after the Effective Time, each holder of a certificate or certificates (“Certificates”) which represented shares of Company Common Stock outstanding immediately prior to the Effective Time shall surrender each Certificate to the Paying Agent, and receive promptly in exchange therefor the applicable Per Share Merger Consideration (less the applicable portion of the Escrow Amount and the Working Capital Escrow Amount) into which the Company Common Stock evidenced by the Certificates so surrendered shall have been converted pursuant, and subject to, the provisions of Article III of this Agreement.  The surrender of Certificates shall be accompanied by duly completed and executed letters of transmittal in such customary form as may reasonably be agreed to by the Company and Parent.  Until surrendered, each outstanding Certificate shall be deemed for all corporate purposes from and after the Effective Time to evidence the right to receive the Per Share Merger Consideration but shall, subject to applicable appraisal rights under the DGCL and Section 3.4 of this Agreement, have no other rights.  From and after the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time.

(c)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Paying Agent shall pay the applicable Per Share Merger Consideration (less the applicable portion of the Escrow Amount and the Working Capital Escrow Amount) in exchange therefor pursuant to the provisions of Article III of this Agreement; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver an agreement of indemnification (but without having to post a bond), in form reasonably satisfactory to Parent, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d)           At the Effective Time, each Optionholder shall receive from the Paying Agent the applicable Option Consideration (less the applicable portion of the Escrow Amount and the Working Capital Escrow Amount) into which the Company Options shall have been converted pursuant, and subject to, the provisions of Article III of this Agreement.

(e)           From and after the Effective Time, each Warrantholder shall surrender each Company Warrant to the Paying Agent, and receive promptly in exchange therefor the applicable Warrant Consideration (less the applicable Escrow Amount and the Working Capital Escrow Amount) into which the Company Warrant so surrendered shall have been converted pursuant, and subject to, the provisions of Article III of this Agreement.  The surrender of Company Warrants shall be accompanied by duly completed and executed letters of transmittal in such customary form as may reasonably be agreed to by the Company and Parent.  Until surrendered, each outstanding Company Warrant shall be deemed for all corporate purposes from and after the Effective Time to evidence the right to receive the applicable Warrant Consideration but shall have no other rights.  From and after the Effective Time, there shall be no further registration of transfers on the records of the Company of the Company Warrants outstanding immediately prior to the Effective Time.

(f)            In the event any Company Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Warrant to be lost, stolen or destroyed, Paying Agent shall pay the applicable Warrant Consideration (less the applicable portion of the Escrow Amount and the Working Capital Escrow Amount) in exchange therefor pursuant to the provisions of Article III of this Agreement; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Warrant to deliver an agreement of indemnification (but without having to post a bond), in form reasonably satisfactory to Parent, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Warrant Certificate alleged to have been lost, stolen or destroyed.

(g)           If any portion of the Per Share Merger Consideration or Warrant Consideration is to be paid to a Person (other than the Escrow Agent) other than the Person in whose name the applicable Certificate or Company Warrant, as the case may be, is registered, it shall be a condition to such payment that the Certificate or Company Warrant so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Company Warrant or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(h)           Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.5(a) that remains unclaimed six months after the Effective Time shall be returned to Parent, upon demand, and any holder who has not surrendered Certificates or Company Warrants for the applicable Per Share Merger Consideration or Warrant Consideration in accordance with this Section 3.5 prior to that time shall thereafter look only to Parent for payment of such applicable consideration, without any interest thereon.  Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any such holder for any amounts paid to a Governmental Entity pursuant to applicable law relating to abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Entity)

shall become, to the extent permitted by applicable law, the property of Parent, free and clear of any Liens of any Person previously entitled thereto.  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.5(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(i)            Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law.  If the Surviving Corporation, Parent or the Paying Agent so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Options or Company Warrants, as the case may be, in respect of which the Surviving Corporation, Parent or the Paying Agent made such deduction or withholding.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1.          Organization of Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of Properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed would reasonably be expected to result in a Company Material Adverse Effect.  For purposes of this Agreement, “Company Material Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), property or results of operations of the Company and its Subsidiaries (taken as a whole).  Company Material Adverse Effect shall not include any event, situation, change, development, condition or circumstance:  (i) relating to or resulting from the economy in general, (ii) relating to or resulting from the industry in which the Company or any of its Subsidiaries operates and not uniquely relating to the Company or any of its Subsidiaries, (iii) resulting from the announcement or existence of this Agreement or the transactions contemplated hereby, (iv) resulting from actions or omissions of the Company or any of its Subsidiaries taken with the prior written consent of the other party hereto or pursuant to the terms of this Agreement (including the Company Disclosure Schedules) or the other Transaction Documents, (v) resulting from compliance with this Agreement or the other Transaction Documents, (vi) resulting from any worldwide, national or local conditions or circumstances (political, economic, financial, regulatory or otherwise), including, without limitation, an outbreak or escalation or war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency occurring within or outside of the United States, or (vii) in existence as of the date hereof and actually known and understood by Parent (including potential consequences thereof).

Section 4.2.          Capitalization; Subsidiaries.

(a)           The authorized capital stock of the Company consists of 150,000 shares of Company Common Stock and 65,000 shares of preferred stock of the Company, par value $0.01.  No shares of such preferred stock are issued or outstanding.  The number of issued and outstanding shares of Company Common Stock is as described on Schedule 4.2(a) of the Company Disclosure Schedules.  All such issued and outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued pursuant to outstanding options and warrants to purchase Company Common Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and are fully paid and nonassessable.  Except as described in Schedule 4.2(a) of the Company Disclosure Schedules, (a) there are no issued or outstanding shares of capital stock of the Company, (b) no shares of capital stock of the Company are held in treasury, (c) no preferred stock or other equity securities of any kind of the Company are issued or outstanding, (d) there are no other issued or outstanding securities of the Company convertible into or exchangeable or exercisable for at any time capital stock of the Company, and (e) there are no subscriptions, options, “phantom” stock rights, stock appreciation rights, warrants or other rights of any kind entitling any Person to acquire or otherwise receive from the Company any shares of capital stock or securities of the Company convertible into or exchangeable or exercisable for at any time capital stock of the Company (collectively, the “Company Securities”).  Except as described in Schedule 4.2(a) of the Company Disclosure Schedules, there are no contracts, commitments, agreements, understandings or arrangements of any kind relating to the grant, issuance, repurchase, redemption or other acquisition by the Company of any Company Securities.  Except as described in Schedule 4.2(a) of the Company Disclosure Schedules, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions that directly or indirectly restrict or limit, or otherwise relate to, the voting, sale or other disposition of any shares of Company Common Stock or the rights of any shareholder of the Company.

(b)           Schedule 4.2(b) of the Company Disclosure Schedules sets forth the names of each of the Company’s Subsidiaries and shows for each such Subsidiary: (i) its jurisdiction of organization and each other jurisdiction in which it is qualified to do business; (ii) the authorized and outstanding capital stock or other ownership interests of each Subsidiary; and (iii) the identity of and number of shares of such capital stock or other ownership interests owned (of record and beneficially) by each holder thereof.  Except as set forth on Schedule 4.2(b) of the Company Disclosure Schedules, all of the outstanding capital stock or other ownership interests of each Subsidiary are owned free and clear of any Lien and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(c)           Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing in its jurisdiction of organization, with all requisite corporate, partnership, membership or limited liability company power, as the case may be, to own, lease and operate its Property and to carry on its business as now being conducted, and is duly qualified and/or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of Properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could reasonably be expected to result in a Company Material Adverse Effect.

(d)           Except as described in Schedule 4.2(d) of the Company Disclosure Schedules, (a) there are no issued or outstanding shares of capital stock or other ownership interests of any of the Company’s Subsidiary, (b) no shares of capital stock or other ownership interests of any of the Company’s Subsidiary are held in treasury, (c) no preferred stock or other equity securities of any kind of any of the Company’s Subsidiaries are authorized, issued or outstanding, (d) there are no other issued or outstanding securities of any of the Company’s Subsidiaries convertible into or exchangeable or exercisable for at any time capital stock or other ownership interests of such Subsidiary and (e) there are no subscriptions, options, “phantom” stock rights, stock appreciation rights, warrants or other rights of any kind entitling any Person to acquire or otherwise receive from any of the Company’s Subsidiaries any shares of capital stock or other ownership interests or securities of the Company’s Subsidiaries convertible into or exchangeable or exercisable for at any time capital stock or other ownership interest of the Company’s Subsidiaries (collectively, the “Subsidiary Securities”).  Except as described in Schedule 4.2(d) of the Company Disclosure Schedules, there are no contracts, commitments, agreements, understandings or arrangements of any kind relating to the grant, issuance, repurchase, redemption or other acquisition by the Company’s Subsidiaries of any Subsidiary Securities.

Section 4.3.          Authority; No Conflict; Required Filings and Consents.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and all Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents.  The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company’s stockholders under the provisions of the DGCL and the Company’s certificate of incorporation (the “Company Stockholder Approval”).  This Agreement has been, and such other Transaction Documents to which the Company is a party have been, or to the extent not executed as of the date hereof, will be, duly executed and delivered by the Company.  This Agreement and each of the Transaction Documents to which the Company is a party constitutes, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of the Company, enforceable by Parent and Merger Sub against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  For purposes of this Agreement, “Transaction Documents” means this Agreement, the Escrow Agreement, the Working Capital Escrow Agreement, the Certificate of Merger, the Indemnification Matters Letter and the Assignment Side Letter.

(b)           The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party will not, (i) conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other organizational documents of the Company or any Subsidiary, (ii) violate any law, rule or regulation applicable to the Company or any Subsidiary, (iii) except as set forth on Schedule 4.3(b)(iii) of the Company Disclosure Schedules, conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance (including, without limitation, payment of severance pay, unemployment compensation or termination pay, or acceleration of the time or payment or vesting or an increase in the amount or value of compensation or benefits due to any employee or former employee solely by reason of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents) required by the terms of any judgment, court order or consent decree, or any contract, commitment, agreement, understanding or arrangement or Permit or constitute a default thereunder, or (iv) result in the creation or imposition of any Lien on any Property of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) as would not reasonably be expected to have a Company Material Adverse Effect.

(c)           None of the execution and delivery by the Company of this Agreement or of any other Transaction Document to which the Company is a party or the consummation of the transactions contemplated by this Agreement or such other Transaction Document will require any consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”), except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”), (iv) such other consents, authorizations, filings, approvals and registrations which are listed on Schedule 4.3(c) of the Company Disclosure Schedules, and (v) those where the failure to obtain or make, as applicable, such consent, approval, order or authorization of, or registration, declaration or filing would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.4.          Financial Statements; Absence of Undisclosed Liabilities.

(a)           The Company has delivered to Parent copies of (i) the Company’s consolidated audited balance sheets as of February 28, 2004 and February 28, 2005, and the related consolidated audited statements of operations, stockholders’ equity and cash flows for the years ended February 28, 2004 (the “2004 Audited Financials”) and February 28, 2005 (the “2005 Audited Financials”), respectively (the 2004 Audited Financials and the 2005 Audited Financials, collectively, the “Company Audited Financials”), and (ii) the Company’s consolidated unaudited balance sheet as of the close of business on April 21, 2005 (the “Most Recent Balance Sheet”) and the related consolidated unaudited statements of operations and cash flow for the period that commenced on March 1, 2005 and ended on

April 21, 2005 (the “Company Unaudited Financials”, and together with the Company Audited Financials, the “Company Financial Statements”).

(b)           The Company Financial Statements are in accordance with the books and records of the Company and its Subsidiaries and present fairly in all material respects, subject to, in the case of the Company Unaudited Financials, normal year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect), the financial position, results of operations and cash flows of the Company and its Subsidiaries as of their historical dates and for the periods indicated.  The Company Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods, subject to, in the case of the Company Unaudited Financials, normal year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect), and the absence of footnotes.

(c)           Except as set forth in Schedule 4.4(c), neither the Company nor any of its Subsidiaries has any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that would, in accordance with GAAP be required to be disclosed on a balance sheet, except those (i) liabilities reflected in the Most Recent Balance Sheet or the 2005 Audited Financials, (ii) liabilities disclosed in the Company Disclosure Schedules, (iii) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (iv) liabilities or performance obligations arising out of or under agreements, contracts, leases or arrangements to which the Company or any of its Subsidiaries is a party.

Section 4.5.          Tax Matters.

(a)           For purposes of this Section 4.5 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

(i)            The term “Tax” or “Taxes” shall mean any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

(ii)           The term “Returns” shall mean any return, declaration, claim for refund, information return, report or statement relating to Taxes (including any schedule or attachment thereto and any amendment thereof).

(b)        Except as set forth on Schedule 4.5(b) of the Company Disclosure Schedules, (i) all Returns required to be filed prior to the date hereof by the Company and/or its Subsidiaries have been duly and timely filed in accordance with all applicable laws, rules and regulations and all such Returns were true, correct and complete in all material respects, (ii) all material Taxes owed by the Company and each of its Subsidiaries (whether or not shown on any Returns) have been timely paid in full or have been accrued on the Most Recent Balance Sheet and will be taken into account as a current liability in Net Working Capital, (iii) the Company and its Subsidiaries have withheld and timely paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid over prior to the date hereof in connection with amounts paid or owing to any employee, independent contractor, or other third party and the Company and its Subsidiaries have complied in all material respects with all associated reporting and record keeping requirements and (iv) there are no material Liens on any Property of the Company or any of its Subsidiaries with respect to Taxes, other than material Liens for Taxes not yet due and payable or for Taxes that the Company or its Subsidiaries are contesting in good faith through appropriate proceedings and for which an appropriate reserve has been established on the Most Recent Balance Sheet if required by GAAP.

(c)         Except as set forth on Schedule 4.5(c) of the Company Disclosure Schedules:  (i) there is no dispute, audit or proceeding, or to the Company’s knowledge, investigation or claim, concerning any Tax of the Company or any of its Subsidiaries pending with, or being conducted by, a Governmental Entity or for which the Company or any of its Subsidiaries (following the date of the Company’s acquisition of such Subsidiary, if applicable) has been notified in writing, (ii) neither the Company nor any of its Subsidiaries has received notice that it has not filed a Return or paid Taxes required to be filed or paid, (iii) neither the Company nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, and, to the Company’s knowledge, no such action or proceeding is threatened against the Company or any of its Subsidiaries, (iv) no waiver or extension of any statute of limitations or other extension of time is in effect with respect to Taxes or Returns of the Company or any of its Subsidiaries, (v) no claim has been made in writing to the Company or any of its Subsidiaries (following the date of the Company’s acquisition of such Subsidiary, if applicable) by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to material taxation by that jurisdiction, and (vi) the Company and each of its Subsidiaries has provided or delivered to Parent true, correct and complete copies of all Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by such Company or such of the Company’s Subsidiaries since December 31, 2001.

(d)        Except as set forth on Schedule 4.5(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement and neither the Company nor any of its Subsidiaries has executed any power of attorney with respect to any Tax other than powers of attorney that are no longer in force.

(e)         Except as set forth on Schedule 4.5(e) of the Company Disclosure Schedules, the unpaid Taxes of the Company and its Subsidiaries (a) did not as of the date of the Most Recent Balance Sheet exceed the liability for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date and taken into account as a current liability in Net Working Capital.

(f)         Except as set forth on Schedule 4.5(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would, as a result of the Merger, require it to make any payments that would be considered “excess parachute payments” within the meaning of Code Section 280G (or any corresponding provisions of state, local or foreign Tax law).

(g)        Except as set forth on Schedule 4.5(g) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries (following the date of the Company’s acquisition of such Subsidiary, if applicable) has been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return, other than an “affiliated group” of which the Company or Cellu Tissue Holdings, Inc. is or was the common parent.  Neither the Company nor any of its Subsidiaries is a party to any contract, commitment, agreement, understanding or arrangement relating to Tax sharing or Tax allocation.  Neither the Company nor any of its Subsidiaries has any liability or obligation for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h)        Except as set forth on Schedule 4.5(h) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution that the parties involved treated as described in Code Section 355 (a) within the past two years or (b) where the distribution is part of a “plan” or “series of transactions” (within the meaning of Code Section 355(e)) of which any of the transactions contemplated by this Agreement is a part.  Neither the Company nor any of its Subsidiaries (following the date of the Company’s acquisition of such Subsidiary, if applicable) has, within the past five years, been a party to any other transaction that was reported as a reorganization within the meaning of Code Section 368.

(i)          Except as set forth on Schedule 4.5(i) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is required, or has been required (in the case of any Subsidiary, following the date of the Company’s acquisition of such Subsidiary, if applicable), to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, and there is no application pending with any Governmental Entity requesting permission for any changes in any of its accounting methods for Tax purposes.  To the knowledge of the Company, no Governmental Entity has proposed any such adjustment or change in accounting method.

(j)          Except as set forth on Schedule 4.5(j) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries (following the date of the Company’s acquisition of such Subsidiary, if applicable) has participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4 or in any tax shelter within the meaning of Sections 6111 or 6662 of the Code.

(k)         Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (B) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Income Tax law), (C) an installment sale or open transaction disposition made on or prior to the Closing Date, or (D) any prepaid amount received on or prior to the Closing Date.

Section 4.6.          Absence of Certain Changes or Events.  Since February 28, 2005, except as set forth on Schedule 4.6 of the Company Disclosure Schedules, the business of the Company and its Subsidiaries has been conducted in the ordinary course and neither the Company nor any of its Subsidiaries has:

(a)           suffered any change that has resulted, or could be reasonably expected to result, in a Company Material Adverse Effect;

(b)           suffered any damage, destruction or loss, whether covered by insurance or not, that has resulted, or could be reasonably expected to result, in a Company Material Adverse Effect;

(c)           authorized or proposed any amendments to its certificate of incorporation or bylaws (or other similar governing instrument);

(d)           declared, set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) on or in respect of any of its capital stock (or other ownership interests), or split, combined or reclassified any of its capital stock (or other ownership interests) or declared any direct or indirect redemption, retirement, purchase or other acquisition by the Company or any of its Subsidiaries of such capital stock (or other ownership interests);

(e)           issued, sold or granted any shares of its capital stock (or other ownership interests) or securities convertible into shares of its capital stock (or other ownership interests), or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares (or other ownership interests) or other convertible securities, other than the issuance of shares of Company Common Stock issuable upon exercise of Company Options or Company Warrants;

(f)            acquired or agreed to acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;

(g)           other than Indebtedness set forth on Schedule 4.23, (i) incurred or assumed any Indebtedness in excess of $500,000, other than in the ordinary course of business; or (ii) assumed, Guaranteed or otherwise became liable or responsible for the obligations (directly, contingently or otherwise) of any other Person in amounts in excess of $250,000, other than in the ordinary course of business;

(h)           except in the ordinary course of business consistent with past practices, or as may be required by applicable law or by any applicable agreement or instrument existing on the date hereof, (i) entered into, adopted, amended or terminated any employment agreement or any bonus payments with any employee, officer or director of the Company, or (ii) entered into, adopted, amended or terminated any pension, retirement, health, life, or disability insurance, severance, profit sharing, bonus, compensation, termination, stock option, stock appreciation right, restricted stock, employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner;

(i)            granted or agreed to make any severance, termination pay or deferred compensation (or amendment to any existing arrangement) to or increase in the compensation, bonus or other benefit payable or to become payable by the Company or any of its Subsidiaries to their directors, officers or employees, except, increases granted or agreed to be made in the ordinary course of business or increases required by any pre-existing agreement;

(j)            (i) entered into any contract or agreement material to the Company and its Subsidiaries, taken as a whole, other than contracts or agreements in the ordinary course of business; (ii) amended, modified or waived any material right under any Material Contract; or (iii) paid or authorized any capital expenditure in excess of $500,000 per expenditure or $5,000,000 in the aggregate, other than in accordance with the Company’s fiscal year 2006 capital expenditures budget as approved by the Company’s board;

(k)           (i) made any material change in the accounting methods or practices it follows, (ii) revalued in any material respect any Property, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or (iii) made any change in any Tax election or method of Tax accounting;

(l)            made any loan, advance or capital contribution to or investment in any Person in excess of $250,000 other than loans, advances or capital contributions to or investments in its wholly owned Subsidiaries in the ordinary course of business;

(m)          (i) purchased, acquired or leased any material assets other than in the ordinary course of business or in accordance with the Company’s fiscal year 2006 capital expenditures budget as approved by the Company’s board, (ii) sold, leased, licensed, transferred to any Person, or otherwise disposed of, any of the Properties of the Company or any of its Subsidiaries except for the sale of inventory or obsolete equipment in the ordinary course of business, (iii) canceled or compromised any Indebtedness or claim (other than compromises of accounts receivable in the ordinary course of business) in excess of $500,000, (iii) waived or released any right of substantial value, or (iv) instituted, settled or agreed to settle any material action, suit, proceeding, claim, arbitration or investigation; or

(n)           entered into any contract, commitment, agreement, understanding or arrangement to do any of things referred to in clauses (a) through (m) above.

Section 4.7.          Property.

(a)           Schedule 4.7(a) of the Company Disclosure Schedules sets forth a list of all real property owned by the Company or its Subsidiaries (the “Owned Premises”).  Except as set forth on Schedule 4.7(a) of the Company Disclosure Schedules there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Owned Premises and there is no Person (other than the Company or any of its Subsidiaries) in possession of the Owned Premises.

(b)           Schedule 4.7(b) of the Company Disclosure Schedules sets forth a list of all leases, or similar agreements relating to the Company’s or its Subsidiaries’ use or occupancy of real estate owned by a third party (“Leases”), true and correct copies of which have previously been furnished to Parent (the “Leased Premises”).

(c)           Except as set forth in Schedule 4.7(c), each current use of any Owned Premise is in compliance with all applicable laws, including applicable zoning restrictions and ordinances, variances thereto or conditional use permits of the jurisdictions in which the Owned Property in question is located, health and fire codes and ordinances, and subdivision regulations, except for any such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect.

(d)           Except as set forth in Schedule 4.7(d), the buildings and other improvements on or at the Owned Premises do not encroach on any easements or on any land not included within the boundary lines of such Owned Premises, except for such of the foregoing as would not reasonably be expected to (a) interfere with the current use of the Owned Premises or (b) have a Company Material Adverse Effect.  The current use of the Owned Premises does not violate or conflict with any covenants, conditions or restrictions applicable thereto, except for such of the foregoing as would not reasonably be expected to (a) interfere with the current use of the Owned Premises or (b) have a Company Material Adverse Effect.

(e)           Neither the Company nor any of its Subsidiaries has received any notice of any pending or threatened eminent domain, condemnation or similar proceeding affecting any of the Owned Premises, or any decree or order relating thereto.

(f)            The Company and each of its Subsidiaries has good and valid title to, or in the case of Property held by lease or any other contract, commitment, agreement,

understanding or arrangement, a valid and enforceable right to use, all of their Properties free and clear of all mortgages, liens, security interests, pledges, charges, claims, restrictions or encumbrances of any kind or character (“Liens”), except (i) as set forth on Schedule 4.7(f) of the Company Disclosure Schedules, (ii) statutory liens for current taxes not yet due and payable, (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith; (iv) such liens and title imperfections that have not had, and are not reasonably expected to have, a Company Material Adverse Effect; (v) statutory liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any, to the extent that payment thereof is not in arrears or otherwise due; (vi) liens resulting from deposits made in connection with workers’ compensation, unemployment insurance, social security and like laws; and (vii) liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof.  The Properties owned, leased or licensed by the Company and its Subsidiaries constitute all of the material Properties used in or necessary to conduct the business of the Company and its Subsidiaries as it is presently conducted.

Section 4.8.          Intellectual Property.  Schedule 4.8 of the Company Disclosure Schedules contains a true and complete list of the registered trademarks, trade names, servicemarks, logos, copyrights, patents, web sites and domain names owned or used by the Company or any of its Subsidiaries in its business and any registrations or applications for registration thereof.  Except as set forth on Schedule 4.8 of the Company Disclosure Schedules, the Company and/or its Subsidiaries owns or possesses adequate licenses or other valid rights to use all of the Intellectual Property used in, or necessary for, the conduct of its business free and clear of all Liens.  Except as set forth on Schedule 4.8 of the Company Disclosure Schedules: (a) to the knowledge of the Company, there is no infringement or misappropriation by others of any right of the Company or any of its Subsidiaries with respect to its Intellectual Property, (b) neither the Company nor any of its Subsidiaries has or is infringing upon or misappropriating in any material respect upon any Intellectual Property rights of any third party; (c) no proceedings are pending or, to the knowledge of the Company, threatened, and no claim has been received by the Company or any of its Subsidiaries alleging any such infringement or misappropriation;  (d) neither the Company nor any of its Subsidiaries has granted any Person any interest, as licensee or otherwise, in or to any one or more items of the Intellectual Property of the Company or its Subsidiaries; and (e) no third party has notified the Company or any of its Subsidiaries in writing that it is claiming any ownership of, or right to use, any such Intellectual Property.

Section 4.9.          Employee Benefit Plans.

(a)           Schedule 4.9(a) of the Company Disclosure Schedules lists, with respect to the Company, its Subsidiaries and any trade or business (whether or not incorporated and whether or not maintained for the benefit of employees located within or without the United States) which is treated as a single employer with the Company or any of its Subsidiaries (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (ii) each stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, medical, dental, disability or life insurance plans, programs or arrangements, and (iii) each bonus, pension, profit sharing, savings, deferred compensation or incentive plans, severance, change-in-control or fringe benefit plan, programs or arrangements (whether written or unwritten, insured or self-insured), other than schemes mandated by a government or Foreign Employee Plan , for the benefit of or relating to any employee or former employee, director or consultant of the Company, any Subsidiary or with respect to which the Company or any Subsidiary has or would reasonably be expected to have any material obligation or liability (contingent or otherwise) (“Company Employee Plans”).

(b)                                 The Company has delivered to Parent a copy of each of the Company Employee Plans (including the plan document together with all amendments and, where applicable, any trust agreements and insurance policies, summary plan descriptions and employee handbooks) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the most recent Form 5500 reports filed, with schedules attached.  Except as set forth on Schedule 4.9(b) of the Company Disclosure Schedule, any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code.  There is no fact or circumstance that exists that would reasonably be expected to cause the Internal Revenue Service to revoke such letter, except such defects as may be corrected under Rev. Proc. 2003-44 (or any successor ruling or guidance) without material liability to the Company or to the Company and its Subsidiaries, taken as a whole.

(c)                                  Except as set forth on Schedule 4.9(c) of the Company Disclosure Schedules:

(i)                                     there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan;

(ii)                                  each Company Employee Plan has been administered in material compliance with its terms and the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) applicable to such Company Employee Plan and nothing has occurred with respect to any Company Employee Plan that has subjected or would reasonably be expected to subject the Company or any of its Subsidiaries to a material liability under Section 409 or Section 502 of ERISA or Chapter 43 of Subtitle D or Section 6652 of the Code;

(iii)                               all contributions and premium payments required to be made by the Company or any of its Subsidiaries or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates, and to the extent that contributions, premium payments (including retrospective or retroactive premiums) or benefits payments are not yet due, all liabilities relating to each Company Employee Plan have been appropriately accrued in accordance with GAAP;

(iv)                              with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of

ERISA) nor any event described in Section 4062, 4063, 4064, 4069 or 4041 of ERISA has occurred;

(v)                                 there are no existing (or to the knowledge of the Company, threatened) lawsuits, claims or other controversies relating to a Company Employee Plan, other than routine claims for information or benefits in the normal course and no Company Employee Plan is or within the last three years has been the subject of an examination by a governmental authority or a participant who submitted a written filing in a government sponsored amnesty, voluntary compliance or similar program;

(vi)                              neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation or has any liability (including by reason of an under funding) with respect to (a) any “multi-employer plan” as defined in Section 3(37) of ERISA, or (b) any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA; and

(vii)                           other than as required under Section 601 et seq. of ERISA, no Company employee Plan provides benefits or coverage following retirement or other termination of employment to any current or future retiree or terminated employee.

(d)                                 Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004.

(e)                                  With respect to each scheme or arrangement mandated by a government other than the United States and with respect to each Company Employee Plan that is subject to the laws of a jurisdiction outside of the United States (a “Foreign Employee Plan”) the fair market value of the assets of each funded Foreign Employee Plan, the liability of each insurer for any Foreign Employee Plan funded through insurance or the book reserve established for any Foreign Employee Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Employee Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Employee Plan and no transactions contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.  Each Foreign Employee Plan has been maintained in all material respects in accordance with all applicable requirements, and if intended to qualify for special tax treatment, meets all requirements for such treatment.

Section 4.10.                             Contracts.

(a)                                  Except as set forth on Schedule 4.10(a) of the Company Disclosure Schedules, as of the date hereof:

(i)                                     Neither the Company nor any of its Subsidiaries has employment agreements with its officers or employees (other than setting forth an employment-at will relationship).  Neither the Company nor any of its Subsidiaries has any independent contractor or similar agreement, contract or commitment that is not terminable on sixty (60) days’ notice or less without penalty, liability or premium.  Neither the Company nor any of its Subsidiaries is a party to any contract, commitment, agreement, understanding or arrangement that provides for any severance pay or other compensation obligations which become payable by reason of, this Agreement or the consummation of the transactions contemplated hereby.

(ii)                                  Neither the Company nor any of its Subsidiaries has any collective bargaining or union agreements, with respect to its employees.

(iii)                               Neither the Company nor any of its Subsidiaries is restricted by agreement from competing with any Person or from carrying on its business anywhere in the world.

(iv)                              Neither the Company nor any of its Subsidiaries has Guaranteed any obligations of other Persons or made any agreements to acquire or Guarantee any obligations of other Persons.

(v)                                 Neither the Company nor any of its Subsidiaries has any outstanding loan or advance in excess of $100,000 to any Person; nor is it party to any contract or agreement relating to Indebtedness which would permit the borrowing by the Company or any of its Subsidiaries of any sum in excess of $1,000,000.

(vi)                              Neither the Company nor any of its Subsidiaries is a party to any partnership, joint venture or other similar contract, commitment, agreement, understanding or arrangement.

(vii)                           Neither the Company nor any of its Subsidiaries is a party to any contract, commitment, agreement, understanding or arrangement for the purchase of materials, supplies, goods, services, equipment or assets (A) providing for annual payments by the Company and its Subsidiaries of greater than $500,000, (B) providing for aggregate payments by the Company and its Subsidiaries of greater than $2,500,000, or (C) having a term of greater than one year that is not terminable on 60 days’ notice or less without penalty, liability or premium in excess of $250,000.

(viii)                        Neither the Company nor any of its Subsidiaries is a party to any sales, distribution or other similar contract, commitment, agreement, understanding or arrangement for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets (A) providing for annual payments to the Company and its Subsidiaries of greater than $500,000, (B) providing for aggregate payments to the Company and its Subsidiaries of greater than $2,500,000, or (C) having a term of greater than one year that is not terminable on 60 days’ notice or less without penalty, liability or premium in excess of $250,000.

(ix)                                Neither the Company nor any of its Subsidiaries is a party to any lease for personal property (A) providing for annual rentals of greater than $500,000 or (B) having a term of greater than one year that is not terminable on 60 days’ notice or less without penalty, liability or premium in excess of $250,000.

(x)                                   Neither the Company nor any of its Subsidiaries is a party to any contract, commitment, agreement, understanding or arrangement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise).

(xi)                                Neither the Company nor any of its Subsidiaries is a party to any license for the use of Intellectual Property or similar contract, commitment, agreement, understanding or arrangement.

(xii)                             Neither the Company nor any of its Subsidiaries is a party to any agency, dealer, sales representative, marketing or similar contract, commitment, agreement, understanding or arrangement having a term of greater than one year that is not terminable on 60 days’ notice or less without penalty, liability or premium in excess of $250,000.

(xiii)                          Neither the Company nor any of its Subsidiaries is a party to any contract, commitment, agreement, understanding or arrangement with any current or former stockholder, officer or director of the Company or any of its Subsidiaries, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended) (any of the foregoing, a “Related Party”).

(xiv)                         Neither the Company nor any of its Subsidiaries has any other material contracts or agreements.

The agreements, documents and instruments set forth on Schedule 4.10(a) of the Company Disclosure Schedules are referred to herein as “Material Contracts”.  True and correct copies of each document or instrument listed on Schedule 4.10(a) of the Company Disclosure Schedules have been provided to Parent.

(b)                                 Except as set forth on Schedule 4.10(b) of the Company Disclosure Schedules, all of the Material Contracts are valid, binding, in full force and effect, and enforceable by the Company and/or its Subsidiaries in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity and (ii) for such matters that would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  Neither the Company nor any of its Subsidiaries is in default under or in breach or violation of, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would constitute such a default, breach or violation of, any provision of any Material Contract that would reasonably be expected to have a Company Material Adverse Effect.  To the Company’s knowledge, no other party is in default under or in breach or violation of, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would constitute such a default, breach or violation of, any provision of any Material Contract that would reasonably be expected to have a Company Material Adverse Effect.

Section 4.11.                             Compliance With Law.  Except as set forth in Schedule 4.11, the Company and each of its Subsidiaries is, and has been since February 28, 2004, in compliance with all applicable laws, rules and regulations, except where such failure to comply has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.12.                             Labor Matters.  Except as set forth on Schedule 4.12 of the Company Disclosure Schedules, the Company and each of its Subsidiaries is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, except where such failure to comply will not result in a Company Material Adverse Effect.  There is no unfair labor practice complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board.  There is no strike, labor dispute, lockout, slowdown, or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Except as set forth on Schedule 4.12 of the Company Disclosure Schedules, none of the employees of the Company or any of its Subsidiaries is represented by a labor union.  To the knowledge of the Company, no union organizing activities are taking place with respect to the business of the Company or any of its Subsidiaries.

Section 4.13.                             Insurance.  Schedule 4.13 of the Company Disclosure Schedules contains a list of the policies of fire, liability and other forms of insurance currently held by the Company and/or its Subsidiaries.  To the knowledge of the Company, except as set forth in Schedule 4.13, there is no claim pending under any of such policies, other than health insurance policies, as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums payable under all such policies have been timely paid and the Company and the Subsidiaries are in compliance in all material respects with the terms and conditions of such policies.  Except as set forth on Schedule 4.13 of the Company Disclosure Schedules, the Company has no knowledge of any threatened termination of any of such policies.

Section 4.14.                             Litigation.  Except as set forth on Schedule 4.14 of the Company Disclosure Schedules, there is no action, suit, proceeding, claim, arbitration or, to the Company’s knowledge, investigation pending before any governmental body, agency, arbitrator, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Properties or any of their respective officers or directors (in their capacities as such) that (A) if adversely determined, would reasonably be expected to have a Company Material Adverse Effect, (B) if adversely determined, could reasonably be expected to adversely affect the Company’s ability to perform hereunder, or (C) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.  There is no judgment, decree or order against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the directors or officers of the Company or any of its Subsidiaries (in their capacities as such) that would reasonably be expected to have a Company Material Adverse Effect.

Section 4.15.                             Governmental Authorizations and Regulations.  Except as set forth on Schedule 4.15 of the Company Disclosure Schedules, the Company and each of its Subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a “Permit”) that is required for the operation of its business or the holding of any interest in any of its Properties, and all of such Permits are in full force and effect except where the failure to have such Permit would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.16.                             Compliance with Environmental Requirements.  Except as set forth on Schedule 4.16 of the Company Disclosure Schedules, (i) the Company and each of its Subsidiaries has obtained all material Permits applicable to the Company and each of its Subsidiaries and relating to pollution or protection of the environment, including laws relating to emissions, discharges or releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes, (ii) the Company and each of its Subsidiaries is in compliance with all terms and conditions of all such Permits, except where failure to comply would not reasonably be expected to have a Company Material Adverse Effect, and (iii) there are no conditions, circumstances, activities, practices, incidents, or actions known to the Company which could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to the Company or any of its Subsidiaries, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste, which, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect.  There has been no Release or threatened Release of a Hazardous Substance on, upon, into or from any site currently owned, leased or otherwise used by the Company or any Subsidiary or, to Company’s knowledge, any site previously owned, leased or otherwise used by the Company or any Subsidiary, except as would not have a Company Material Adverse Effect.

Section 4.17.                             No Brokers.  Except as set forth on Schedule 4.17 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

Section 4.18.                             Inventories.  Except as set forth on Schedule 4.18 of the Company Disclosure Schedules, all of the inventories recorded on the Most Recent Balance Sheet consisted of, and all inventories of the Company and its Subsidiaries immediately prior to the Closing will consist of, items usable and saleable for the purposes acquired or created in the ordinary course of business, net of applicable allowances for obsolete, excessive or damaged inventories.  Since the date of the Most Recent Balance Sheet, the inventories of the Company and its Subsidiaries have been maintained in the ordinary course of business consistent with past practices and no inventory has been sold or disposed of except through sales in the ordinary course consistent with past practices.

Section 4.19.                             Related Party Transactions.  Except as set forth on Schedule 4.19 of the Company Disclosure Schedules, no Related Party has served as a consultant, competitor, customer, licensee, distributor, supplier or vendor of the Company or any of its Subsidiaries.  Since February 28, 2004, except as set forth on Schedule 4.19 of the Company Disclosure Schedules, there have been no transactions or contracts (other than employment arrangements (ie. stock options, bonuses and employments agreements) between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand.

Section 4.20.                             Customers and Vendors.  Except as set forth on Schedule 4.20 of the Company Disclosure Schedules, since February 28, 2005, (a) no customer with purchases from the Company and its Subsidiaries of more than $2,500,000 in either of the last two fiscal years has given a senior executive officer of the Company or any of its Subsidiaries notice that such customer (or group of customers) will significantly reduce or terminate the amount of products purchased from the Company and its Subsidiaries and (b) no significant vendor (or group of vendors which in the aggregate is significant) of the Company and its Subsidiaries has given a senior executive officer of the Company or any of its Subsidiaries notice that such vendor (or group of vendors) will cease to supply or significantly adversely change its price or terms to the Company and its Subsidiaries of any products or services.

Section 4.21.                             Company SEC Documents.  As of its filing date, (a) each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the Securities Exchange Act of 1934, as amended (the “1934 Act”), as the case may be, and (b) each Company SEC Document filed pursuant to the 1934 Act did not as of the filing date thereof, and each such Company SEC Document filed subsequent to the date hereof will not as of the filing date thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.22.                             Information Supplied to the Company’s Stockholders.  The information and materials to be supplied by the Company to its stockholders in connection with the Company Stockholder Approval will comply with the requirements of the DGCL, the Company’s certificate of incorporation and bylaws and all other applicable legal requirements.

Section 4.23.                             Indebtedness.  As of the date hereof, except as set forth on Schedule 4.23 of the Company Disclosure Schedules, there is no Indebtedness.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1.                                   Organization of Parent and Merger Sub.  Parent is a limited liability company and Merger Sub is a corporation, and each is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would reasonably be expected to have a Parent Material Adverse Effect.  For purposes of this Agreement, “Parent Material

Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), property or results of operations of Parent and Merger Sub, taken as a whole, other than any material adverse effect (i) relating to or resulting from the economy in general, (ii) resulting from the announcement or existence of this Agreement or the transactions contemplated hereby, (iii) resulting from actions or omissions of Parent or Merger Sub taken with the prior written consent of the other party hereto or consistent with the terms of this Agreement or the other Transaction Documents, (iv) resulting from compliance with this Agreement or the other Transaction Documents, or (v) any change, event, development, condition or circumstance occurring as a result of worldwide, national or local conditions or circumstances (political, economic, financial, regulatory or otherwise), including, without limitation, an outbreak or escalation or war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency occurring within or outside of the United States.

Section 5.2.                                   Authority; No Conflict; Required Filings and Consents.

(a)                                  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents.  The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Parent and Merger Sub.  This Agreement and each of the Transaction Documents to which Parent and/or Merger Sub is a party constitutes, and each of the Transaction Documents to which Parent and/or Merger Sub will become a party when executed and delivered by Parent and/or Merger Sub will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, a valid and binding obligation of Parent and/or Merger Sub, enforceable by the Company against Parent or Merger Sub, as the case may be, in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity.

(b)                                 The execution and delivery by Parent or Merger Sub of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any material violation or breach of any provision of the governing documents of Parent and/or Merger Sub, (ii) violate any law, rule or regulation applicable to Parent and/or Merger Sub, except as would not reasonably be expected to have a Parent Material Adverse Effect, or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any material agreement to which Parent or Merger Sub is party or constitute a default thereunder, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  None of the execution and delivery of this Agreement by Parent or Merger Sub or the other Transaction Documents to which Parent and/or Merger Sub is a party or the consummation of the transactions contemplated hereby or thereby will require any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (iii) such filings as may be required under the HSR Act, and (iv) those where the failure to obtain or make, as applicable, such consent, approval, order or authorization of, or registration, declaration or filing would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.3.                                   Capital Resources.  Subject to the satisfaction of the closing condition set forth in Section 9.2(f), Parent and Merger Sub will have prior to the Effective Time sufficient cash available, lines of credit or other resources to pay the Merger Consideration and to repay the Indebtedness as well as all associated fees, costs and expenses.

Section 5.4.                                   Litigation.  There is no suit, claim, action, proceeding or arbitration pending or, to Parent’s knowledge, threatened against Parent and Merger Sub (a) which, if adversely determined, could reasonably be expected to adversely affect Parent’s or Merger Sub’s ability to perform hereunder, or (b) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

Section 5.5.                                   No Brokers.  Neither Parent nor Merger Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

Section 5.6.                                   Parents Assets and Liabilities.  Parent indirectly owns all of the membership interests of Thilmany, LLC, a Delaware limited liability company (formerly known as TIPB Acquisition, LLC (“Thilmany”), free and clear of any Lien and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such membership interests), other than (i) restrictions on transfer imposed by applicable securities laws, (ii) as set forth in the respective limited liability company agreements of Parent, KIPB Holdings, LLC and Thilmany, and (iii) Liens granted to Thilmany’s senior lenders.  Thilmany owns substantially all of the assets acquired pursuant to the Purchase Agreement, dated as of March 14, 2005, as amended, by and between International Paper Company and Thilmany, except for assets disposed of in the ordinary course of business.  Parent has no material debt, liabilities, or obligations of any nature, other than pursuant to this Agreement and the Transaction Documents.

Section 5.7.                                   Ownership of Merger Sub.  Parent is the record owner of all of the capital stock of Merger Sub free and clear of any Lien and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

ARTICLE VI.

PRE-CLOSING COVENANTS OF THE COMPANY

Section 6.1.                                   Approval of Company Stockholders.  Immediately following the execution of this Agreement, the Company shall deliver to Parent the following materials (collectively, the “Consent Materials”):  (i) with respect to each of the stockholders of the Company identified on Schedule 6.1 of the Disclosure Schedules (the “Consenting Stockholders”), a written consent (the “Stockholder Approval”) solely in his, her or its capacity as the holder of all of such Consenting Stockholder’s outstanding shares of Company Common Stock, in favor of approving the Merger under the provisions of the DGCL and the Company’s certificate of incorporation and bylaws, and (ii) a certificate executed on behalf of the Company by its Secretary and certifying that the Stockholder Approval has been obtained in accordance with the DGCL and the Company’s certificate of incorporation and bylaws.

Section 6.2.                                   Conduct of Business Prior to the Effective Time.  Except (i) as expressly contemplated by this Agreement, (ii) as described in Schedule 6.2 of the Company Disclosure Schedules, or (iii) to the extent that Parent shall otherwise consent in writing (such consent or declination to consent not to be unreasonably delayed or withheld), during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall and shall cause each of its Subsidiaries to conduct its operations in the ordinary course of business consistent with past practices and use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in Schedule 6.2 of the Company Disclosure Schedules, between the date hereof and the Effective Time, the Company shall not and shall cause its Subsidiaries not to, without the prior written consent (such consent or declination to consent not to be unreasonably delayed or withheld) of Parent:

(a)                                  authorize or propose any amendments to its certificate of incorporation or bylaws (or other similar governing instrument);

(b)                                 declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (or other ownership interests), or split, combine or reclassify any of its capital stock (or other ownership interests);

(c)                                  issue, sell or grant any shares of its capital stock (or other ownership interests) or securities convertible into shares of its capital stock (or other interests), or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares (or other ownership interests) or other convertible securities, other than the issuance of shares of Company Common Stock issuable upon exercise of Company Options or Company Warrants;

(d)                                 acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;

(e)                                  other than Indebtedness existing on the date hereof, (1) incur or assume any Indebtedness in excess of $500,000, other than in the ordinary course of business consistent with past practices; or (2) assume, Guarantee or otherwise become liable or responsible for (directly, contingently or otherwise) the obligations of any other Person in amounts in excess of $250,000, other than in the ordinary course of business consistent with past practices;

(f)                                    except in the ordinary course of business with respect to any employee (other than any officer or director), or as may be required by applicable law or by any applicable agreement or instrument existing on the date hereof, (1) enter into, adopt, amend or terminate any employment agreement or any bonus payments with any employee, officer or director of the Company, or (2) enter into, adopt, amend or terminate any pension, retirement, health, life, or disability insurance, severance, profit sharing, bonus compensation, termination, stock option, stock appreciation right, restricted stock, employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner;

(g)                                 (i) except as permitted by clause (i)(iii) below, purchase, acquire or lease any material assets other than in the ordinary course of business; or (ii) sell, lease, license, transfer or otherwise dispose of any material Properties other than in the ordinary course of business.

(h)                                 except as may be required as a result of a change in law or in GAAP, make or change any Tax election or change any of the accounting or Tax principles, practices or methods used by it;

(i)                                     (i) enter into any contract or agreement that would be material to the Company and its Subsidiaries, taken as a whole, other than contracts or agreements in the ordinary course of business; (ii) amend, modify or waive any material right under any Material Contract other than in the ordinary course; or (iii) make or authorize any capital expenditure in excess of $500,000 per expenditure or $5,000,000 in the aggregate, other than in accordance with the Company’s fiscal year 2006 capital expenditures budget as approved by the Company’s board; or

(j)                                     agree, commit to do, or otherwise take any of the actions described in Sections 6.2(a) through 6.2(i).

Other than the right to consent or withhold consent with respect to the foregoing matters, nothing contained herein shall give Parent any right to manage, control, direct or be involved in the management of the business of the Company and its Subsidiaries prior to the Closing.

Section 6.3.                                   Access to Information.  Until the Closing, the Company shall and shall cause its Subsidiaries to allow Parent and its agents, advisors, lenders and representatives reasonable access during normal business hours upon reasonable notice to the books, records, representatives, officers, employees, agents, Properties and offices of the Company and its Subsidiaries.  All such access shall be subject to the terms of the Confidentiality Agreement.

Section 6.4.                                   Satisfaction of Conditions Precedent.  The Company will and will cause each of its Subsidiaries to use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 9.1 and 9.2, and the Company will and will cause each of its Subsidiaries to use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement.

Section 6.5.                                   No Solicitation.

(a)                                  From the date hereof until the termination of this Agreement pursuant to Section 10.1, except to the extent required to be disclosed in Company SEC Documents, the Company will not, and will not permit or cause any of its Affiliates, officers, directors, employees, investment bankers, consultants and other agents to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (as defined below) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any nonpublic information relating to the Company or any of its Subsidiaries (including this Agreement) or afford access to the Properties, books or records of the Company or any of its Subsidiaries to, or otherwise assist or participate in or facilitate in any other manner any effort or attempt by any Person that has made or, to the knowledge of the Company, is contemplating making any Acquisition Proposal.  The Company will, and will cause the other Persons listed in the first sentence of this Section 6.5 to, immediately cease and cause to be terminated all existing activities discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

(b)                                 Notwithstanding the foregoing, nothing contained in this Section 6.5 shall prevent the Company from entering into discussions or negotiations with any Person in connection with a bona fide Acquisition Proposal received from such Person that the board of directors of the Company determines in good faith could lead to a Superior Proposal (as defined below).  The Company will notify (which notice shall be provided orally and in writing) Parent of the receipt of any Acquisition Proposal, but in no event within forty-eight (48) hours after receipt of an Acquisition Proposal.  If the board of directors of the Company shall determine that an Acquisition Proposal is a Superior Proposal, the Company shall notify Parent in writing of such determination.  In the event that the Company receives an Acquisition Proposal and the board of directors of the Company determines in good faith that it has a fiduciary duty to withdraw its recommendation that the stockholders of the Company approve the Merger and the transactions contemplated hereby, nothing herein shall restrict or prevent the board of directors from withdrawing such recommendation.  The provisions of this Section 6.5(b) shall terminate upon the receipt of the requisite stockholder approval of this Agreement and the Merger.

(c)                                  For purposes of this Agreement, “Acquisition Proposal” means any bona fide offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company, the acquisition of a majority of the equity in, or all or substantially all of the assets of, the Company, in one transaction or series of related transactions, in each case other than the transactions contemplated by this Agreement.  For purposes of this Agreement, “Superior Proposal” means any bona fide Acquisition Proposal on terms that the board of directors of the Company determines in its good faith judgment are more favorable to the Company’s stockholders than this Agreement and the Merger taken as a whole.

Section 6.6.                                   Cooperation with Thilmany Acquisition Financing and Business Combination.  At the sole cost and expense of Parent and subject to any restrictions set forth in applicable laws, the Company agrees to provide, and shall cause its Subsidiaries and its and their representatives to provide, on a timely basis all reasonable cooperation in connection with (a) the combination (whether by merger, stock purchase or otherwise) of the business of Thilmany with the businesses of the Company and the Subsidiaries, as may be reasonably requested by Parent, and (b) the arrangement of financing for the acquisition (whether by merger, stock purchase or otherwise) by the Company of Thilmany and the combination (whether by merger, stock purchase or otherwise) of the business of Thilmany with the businesses of the Company and the Subsidiaries, as may be reasonably requested by Parent, including (i) participation in meetings, drafting sessions, due diligence sessions and roadshow presentations, (ii) furnishing Parent and financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and financing sources in the preparation of (A) offering documents for debt financing (which is expected to include a new senior secured credit facility and additional notes of Cellu Tissue Holdings, Inc.) and (B) materials for rating agency presentations, including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports, customary legal opinions, surveys and title insurance, and (iv) solicitation of consents from the holders of the existing senior secured notes of Cellu Tissue Holdings, Inc. in connection with the financing for the acquisition and entering into agreements with a solicitation and information agent recommended by Parent (and reasonably acceptable to the Company); provided, however, that the Company, its Subsidiaries and their representatives shall not be obligated to incur additional liability with respect to such cooperation.  All such costs and expenses incurred by any of the Company, its Subsidiaries and their representatives shall not be included in Company Transaction Expenses.  If the Merger is consummated, Parent shall reimburse the Former Company Stockholders at the Effective Time for any of such costs and expenses paid by the Company prior to the Effective Time.  If this Agreement is terminated pursuant to Article X, Parent shall reimburse the Company upon such termination.  The Company agrees that Parent will have sole discretion over the terms, conditions and structure of the debt financing referred to above.

Section 6.7.                                   Information .  Between the date hereof and the Effective Time, the Company shall, and shall cause its Subsidiaries to, promptly provide to Parent all communications, known to the Company, relating to unionizing efforts or elections at any of its facilities, including, without limitation, any notices of unfair labor practices and any and all communications to employees of the Company with respect to such unionizing efforts or elections.

ARTICLE VII.

PRE-CLOSING AND OTHER COVENANTS OF PARENT AND MERGER SUB

Section 7.1.                                   Satisfaction of Conditions Precedent.  Parent and Merger Sub will use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 9.1 and 9.3, and Parent and Merger Sub will use their commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain the financing referred to in Section 9.2(f), all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement.  Prior to the effective time, Parent will continue to indirectly or directly own all of the membership interests in Thilmany and will not otherwise encumber such interests.  Prior to the Effective Time, Parent will cause Thilmany to retain substantially all of its assets.

Section 7.2.                                   Certain Employee Benefit Matters.  Each employee of the Company and its Subsidiaries that becomes a participant in any employee benefit plan, program, policy or arrangement of the Surviving Corporation or Parent, shall be given credit for all service prior to the Effective Time with the Company and any waiting period for participation shall be waived.

ARTICLE VIII.

OTHER AGREEMENTS

Section 8.1.                                   Confidentiality.  Each party acknowledges that Parent and the Company have previously executed a Non-Disclosure Agreement (the “Confidentiality Agreement”), which agreement shall continue in full force and effect in accordance with its terms.

Section 8.2.                                   No Public Announcement.  Except to the extent required to be disclosed in Company SEC Filings, until the Closing, the parties hereto shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger; provided, however, that (A) any of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law and (B) this Section 8.2 shall not prohibit any disclosure by Parent or Merger Sub to their respective lenders or investors.  The Company shall use commercially reasonable efforts to reasonably consult with Parent prior to making disclosures relating to the Merger in Company SEC filings.

Section 8.3.                                   Regulatory Filings; Consents; Reasonable Efforts.

(a)                                  Subject to the terms and conditions of this Agreement, the Company and Parent shall use their respective commercially reasonable efforts to (i) make as soon as practicable after the date hereof all necessary filings with respect to the Merger and this Agreement and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make as soon as practicable after the date hereof merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto, including without limitation notices required under the Antitrust Laws (as defined below) and supply all additional information requested in connection therewith; (iii) obtain as soon as practicable after the date hereof all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, including those required under the HSR Act; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

(b)                                 Each of Parent and the Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  In connection therewith, if any administrative or judicial action or proceeding is instituted (or, to Parent’s or the Company’s knowledge, threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws.  Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  Nothing contained herein shall be deemed to require Parent or any of its Affiliates to take or agree to take any Action of Divestiture (as defined below).  For purposes of this Agreement, an “Action of Divestiture” means (i) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates or, following the Effective Time, any assets or categories of assets of the Surviving Corporation or any of its Subsidiaries, (ii) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to operate, directly or indirectly, their business, the business of their Subsidiaries or, following the Effective Time, the business of the Surviving Corporation or any of its Subsidiaries or (iii) the imposition of any limitation or regulation on Parent’s or any of its Affiliates’ ownership or control, direct or indirect, of their Subsidiaries or, following the Effective Time, the Surviving Corporation or any of its Subsidiaries.

(c)                                  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise require an Action of Divestiture.

Section 8.4.                                   Further Assurances.  Prior to and following the Closing, each party hereto agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

Section 8.5.                                   Director and Officer Liability.  The Surviving Corporation shall indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (collectively, “Company Indemnitees”) in respect of acts and omissions occurring on or prior to the Effective Time to the extent required by the Company’s certificate of incorporation and bylaws in effect on the date hereof or under any indemnification agreement between such Person and the Company in effect on the date hereof; provided, however, that none of the Surviving Corporation or its Affiliates shall be required to indemnify and hold harmless any Company Indemnitee in respect of any claim brought by a Parent Indemnified Party against the Former Company Stockholders pursuant to the terms of this Agreement.

Section 8.6.                                   East Hartford Facility.  The Former Company Stockholders shall pay, on a several basis (but not joint), all reasonable third-party costs, fees and expenses incurred in connection with obtaining the Environmental Land Use Restriction at the Company’s East Hartford facility.

ARTICLE IX.

CONDITIONS TO MERGER

Section 9.1.                                   Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)                                  Stockholder Approval.  The Stockholder Approval shall have been obtained in accordance with DGCL and the Company’s certificate of incorporation and bylaws.

(b)                                 Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods (and any extensions thereof) imposed by, any Governmental Entity or third party, set forth on Schedule 9.1(b) of the Disclosure Schedules, shall have been filed, occurred or been obtained (and shall not have been revoked).

(c)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction preventing or restricting the consummation of the Merger shall have been issued; nor shall any suit, action, or other proceeding by any Governmental Entity have been instituted that seeks an Action of Divestiture; nor shall there be any action taken, or any statute, law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

Section 9.2.                                   Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent:

(a)                                  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

(b)                                 Representations and Warranties.  The Company’s representations and warranties in this Agreement must be true and correct in all material  respects (except representations which, as written, are already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of this Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as if made at the Effective Time and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to that effect.

(c)                                  Opinion of Company’s Counsel.  Parent shall have received an opinion dated the Closing Date of Proskauer Rose LLP, counsel to the Company, as to the matters set forth in the form attached hereto as Exhibit 9.2(c).  Such opinion shall, at the request of Parent, be confirmed to any Person providing financing in connection with the transactions contemplated hereby.

(d)                                 Escrow Agreement.  Former Company Stockholders’ Agent, the Escrow Agent and the Company shall have executed and delivered the Escrow Agreement and the Working Capital Escrow Agreement.

(e)                                  Certificate of Merger.  The Company shall have executed and delivered the Certificate of Merger.

(f)                                    Financing. Parent and Merger Sub shall have obtained, on terms and conditions reasonably satisfactory to them, debt financing and the proceeds thereof in amounts (together with the equity to be provided by Parent) sufficient, to fund the transaction contemplated by this Agreement.

(g)                                 Termination of Certain Agreements.  The agreements listed on Schedule 9.2(g) of the Disclosure Schedules shall have been terminated in all respects pursuant to instruments reasonably satisfactory to Parent and without any obligations or liabilities thereunder on the part of the Company and its Subsidiaries.

(h)                                 Repayment of Pre-Closing Indebtedness.  All Indebtedness listed on Schedule 9.2(h) of the Disclosure Schedules shall be repayable in full at the Effective Time and the Company shall have obtained and delivered, or caused to be obtained and delivered to Parent upon such repayment, documentation reasonably satisfactory to Parent evidencing such repayment and the termination of all Liens on any Properties securing such Indebtedness.

(i)                                     Resignations.  Parent shall have received the written resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries, other than those whom Parent shall have specified in writing at least two Business Days prior to the Closing Date.

(j)                                     Dissenting Shares.  Holders of no more than 10% of the Company Common Stock shall have exercised any appraisal or dissenters’ rights pursuant to the DGCL.

(k)                                  FIRPTA Certificate.  The Company shall have delivered to Parent a certification conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h).

(l)                                     General.  All corporate and other proceedings of the Company in connection with the Merger and the other transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent and its counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

(m)                               Indemnification Agreements.  Each Former Company Stockholder shall have executed the indemnification agreement, in the form attached hereto as Exhibit 9.2(m) (the “Former Company Stockholders Indemnification Agreement”).

Section 9.3.                                   Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                                  Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to such effect.

(b)                                 Representations and Warranties.  Parent and Merger Sub’s representations and warranties in this Agreement must be true and correct in all material  respects (except representations which, as written, are already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of this Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as if made at the Effective Time.

(c)                                  Merger Consideration.  Parent shall have wired the Merger Consideration (less the Escrow Amount and the Working Capital Escrow Amount and the portion of the Merger Consideration allocable to the Rollover Shares) to the Paying Agent, and the Escrow Amount and the Working Capital Escrow Amount to the Escrow Agent.

(d)                                 Opinion of Parent’s Counsel.  The Company shall have received an opinion dated the Closing Date of Ropes & Gray LLP, counsel to Parent and Merger Sub, as to the matters set forth in the form attached hereto as Exhibit 9.3(d).

(e)                                  Certificate of Merger.  Parent and Merger Sub shall have executed and delivered the Certificate of Merger.

(f)                                    Escrow Agreement.  Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Working Capital Escrow Agreement.

(g)                                 General.  All corporate and other proceedings of Parent and Merger Sub in connection with the Merger and the other transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

ARTICLE X.

TERMINATION AND AMENDMENT

Section 10.1.                             Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company, by giving written notice to the other party, if (i) a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or (ii) there be any statute, law, rule, regulation or order enacted, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

(c)                                  by Parent, by giving written notice to the Company, if the Closing shall not have occurred on or before October 15, 2005 (or such later date as the parties may mutually agree) by reason of the failure of any condition precedent under Section 9.1 or 9.2 (unless the failure results primarily from a breach by Parent or Merger Sub of any representation, warranty, or covenant of Parent or Merger Sub contained in this Agreement or Parent’s or Merger Sub’s failure to fulfill a condition precedent to closing or other default or acts or omissions to act by Parent or Merger Sub that has the effect of delaying the Closing Date);

(d)                                 by the Company, by giving written notice to Parent, if the Closing shall not have occurred on or before October 15, 2005 (or such later date as the parties may mutually agree) by reason of the failure of any condition precedent under Section 9.1 or 9.3 (unless the failure results primarily from a breach by the Company of any representation, warranty, or covenant of the Company contained in this Agreement or the Company’s failure to fulfill a condition precedent to closing or other default or acts or omissions to act by the Company that has the effect of delaying the Closing Date); and

(e)                                  by the Company if its Board of Directors has authorized the Company to enter into a definitive agreement with respect to a Superior Proposal and the Company has notified Parent in writing that it intends to enter into such an agreement.

Section 10.2.                             Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Merger Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in this Section 10.2 and Sections 8.2, 10.3 and 12.6 and further except to the extent that such termination results from the willful breach by any such party of any of its representations, warranties or covenants set forth in this Agreement.

Section 10.3.                             Fees and Expenses.  Except as set forth in this Section 10.3 and subject to (i) the provision regarding the Company Transaction Expenses in Section 3.1 and (ii) the provision regarding the reimbursement by Parent in Section 6.6, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated (it being understood that if the transaction is consummated, Company Transaction Expenses not actually paid prior to the Effective Time will adjust the Merger Consideration in accordance with Section 3.1).  In addition, Parent shall be required to pay filing fees payable under the HSR Act.

ARTICLE XI.

INDEMNIFICATION

Section 11.1.                             Indemnification of Parent.  From and after the Effective Time and subject to the limitations contained in this Article XI, the Former Company Stockholders will indemnify, on a several (and not joint) basis, Parent, Merger Sub, the Surviving Corporation and their respective officers, directors, employees and Affiliates (collectively, the “Parent Indemnified Parties”) and hold the Parent Indemnified Parties harmless against any loss, expense, liability or other damage, including court costs and attorneys’ fees, to the extent of the actual amount of such loss, expense, liability or other damage (without regard to the use of any multiplier) (collectively “Damages”) that the Parent Indemnified Parties have incurred by reason of (i) the inaccuracy or breach by the Company of any representation or warranty of the Company contained in Article IV of this Agreement or in the certificate delivered pursuant to Section 9.2(b) of this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Company Material Adverse Effect,” were deleted therefrom), or (ii) any of the matters set forth on Schedule 4.16 of the Company Disclosure Schedules.  All such calculations of Damages shall take into account any offset benefits or insurance proceeds received in connection with the matter out of which such Damages shall arise net of any premium increases directly resulting therefrom and shall take into account any refund, credit or actual reduction in Taxes realized by the Parent Indemnified Parties as a result of such Damages (including any such Tax benefit realized in the taxable period in which such Damages were incurred or a taxable period beginning after the tax period in which such Damages were incurred); provided, that any benefit referred to above that occurs after the Parent Indemnified Parties have recovered Damages in accordance with this Article XI shall be promptly paid to the Former Company Stockholders’ Agent.  Each of Parent and Merger Sub shall be deemed to have waived, on behalf of all Parent Indemnified Parties, any claim for Damages arising under clause (i) above if, prior to the Closing, it had actual knowledge and understanding of that misrepresentation or breach (including potential consequences thereof).  Notwithstanding anything herein to the contrary, (a) the Parent Indemnified Parties shall not be entitled to seek indemnification with respect to any Damages arising under clause (i) above unless and until the aggregate amount of all Damages suffered by the Parent Indemnified Parties as a result of such breach(es) exceeds in the aggregate the amount set forth as the Deductible in Section 11.4 and then the Parent Indemnified Parties shall be entitled to indemnification only for such aggregate amount that exceeds the Deductible; provided, that the Deductible shall not apply to Damages incurred by reason of the matters set forth in the letter dated as of the date hereof, between the Company and Parent (Re: Indemnification Matters) (the “Indemnification Matters Letter”); (b) a breach of a representation or warranty shall not be deemed to have occurred and the Parent Indemnified Parties shall not be deemed to have incurred any Damages under clauses (i) or (ii) above unless any Damages arising from such breach or matter set forth on Schedule 4.16 of the Company Disclosure Schedules, as the case may be, exceeds (together with all other claims so substantially related as to effectively constitute one claim) $100,000; provided, that such $100,000 threshold shall not apply to Damages incurred by reason of the matters set forth in the Indemnification Matters Letter; (c) the aggregate amount of all payments to which the Parent Indemnified Parties shall be entitled to receive in satisfaction of claims for indemnification pursuant to this Section 11.1 or Section 8.6 shall in no event exceed the amount set forth in Section 11.4 as the Cap; (d) the Parent Indemnified Parties shall not be entitled to seek indemnification for Damages to the extent that the items giving rise to such Damages had been accounted for in any of the adjustments to the Merger Consideration pursuant to Sections 3.3(f), (g) and (h); and (e) the Parent Indemnified Parties shall not be entitled to seek indemnification with respect to any Damages arising under clause (ii) above unless and until (A) the aggregate amount of all Damages suffered by the Parent Indemnified Parties under clause (ii) above exceeds in the aggregate the amount set forth as the Schedule 4.16 Matters Deductible in Section 11.4 and (B) the aggregate amount of all Damages suffered by Parent Indemnified Parties under clauses (i) and (ii) above exceeds in the aggregate the sum of the amount set forth as the Schedule 4.16 Matters Deductible and the amount set forth as the Deductible in Section 11.4, and, then the Parent Indemnified Parties shall be entitled to indemnification only for such aggregate amount that exceeds the sum of the Schedule 4.16 Matters Deductible and the Deductible.  In no event shall the Former Company Stockholders be liable for any punitive, special or exemplary damages except to the extent actually payable by a Parent Indemnified Party to a third party.

Section 11.2.                             Indemnification of Former Company Stockholders.  From and after the Effective Time and subject to the limitations contained in this Article XI, Parent will indemnify the Former Company Stockholders and their respective officers, directors, employees and Affiliates (collectively, the “Stockholders Indemnified Parties”) and hold the Stockholders Indemnified Parties harmless against any Damages that the Stockholders Indemnified Parties have incurred by reason of the inaccuracy or breach by Parent or Merger Sub of any representation or warranty of Parent or Merger Sub contained in Article V of this Agreement (all such calculations of Damages shall take into account any offset benefits or insurance proceeds received in connection with the matter out of which such Damages shall arise and shall take into account any tax benefits that the Stockholders Indemnified Parties may receive in connection therewith).  A Former Company Stockholder shall be deemed to have waived, on behalf of all Stockholders Indemnified Parties, any claim for Damages arising for misrepresentation or breach of warranty if, prior to the Closing, such Former Company Stockholder had actual knowledge and understanding of that misrepresentation or breach (including potential consequences thereof).  Notwithstanding anything herein to the contrary, (i) the Stockholders Indemnified Parties shall not be entitled to seek indemnification with respect to any Damages unless and until the aggregate amount of all Damages suffered by the Stockholders Indemnified Parties as a result of such breach(es) exceeds in the aggregate the amount set forth as the Deductible in Section 11.4 and then the Stockholders Indemnified Parties shall be entitled to indemnification only for such aggregate amount that exceeds the Deductible; and (ii) the aggregate amount of all payments to which the Stockholders Indemnified Parties shall be entitled to receive in satisfaction of claims for indemnification pursuant to this Section 11.2 shall in no event exceed the amount set forth in Section 11.4 as the Cap.  In no event shall Parent be liable for any punitive, special, consequential, exemplary or incidental damages except to the extent actually payable by a Stockholders Indemnified Party to a third party.

Section 11.3.                             Exclusive Remedies.  Subject to the final sentence of this Section 11.3, the parties agree that notwithstanding anything to the contrary set forth in this Agreement or otherwise, from and after the Effective Time, the indemnification provisions of this Article XI are the sole and exclusive remedies of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby.  From and after the Effective Time, to the maximum extent permitted by law, but subject to the final sentence of this Section 11.3, the parties hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any foreign, federal, state, provincial or local laws, statutes, ordinances, rules, regulations, requirements or orders at common law or otherwise.  Except as provided in this Article XI, subject to the final sentence of this Section 11.3, from and after the Effective Time, no right, claim, remedy or action shall be brought or maintained by any party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties thereto set forth or contained in this Agreement.  All obligations of the Former Company Stockholders pursuant to the terms of this Article XI shall be satisfied first by payment from the Escrow Amount.  Notwithstanding anything to the contrary in this Section 11.3 or otherwise in this Agreement, (i) from and after the Effective Time, a claim may be brought based upon a breach of the covenants set forth in Sections 3.3(f), 3.3(g), 3.3(h), 8.5 or 8.6, and (ii) a claim based upon fraud may be brought, without regard to any of the limitations set forth in this Agreement (including without regard to any time or monetary limitations or any limitation on remedies), against any Person or Persons (or, in the case of the Company, the Former Company Stockholders) accused of committing such fraud.

Section 11.4.                             Deductible and Cap.  Notwithstanding anything contained herein to the contrary, neither Parent nor the Former Company Stockholders shall have any liability under this Article XI unless and until the aggregate Damages for which indemnity by such party would otherwise be due under Article XI exceeds $2,760,000 (the “Deductible”), in which case such indemnifying party shall only be responsible for the excess; provided, that: (a) the Deductible shall not apply to Damages incurred by reason of the matters set forth in the Indemnification Matters Letter; (b) that a breach shall not be deemed to have occurred and the Parent Indemnified Parties shall not be deemed to have incurred any Damages under clauses (i) or (ii) of Section 11.1 unless any Damages arising from such breach or matter set forth on Schedule 4.16 of the Company Disclosure Schedules, as the case may be, exceeds (together with all other claims for Damages so substantially related as to effectively constitute one claim) $100,000; provided, that such $100,000 threshold shall not apply to Damages incurred by reason of the matters set forth in the Indemnification Matters Letter; (c) that the Former Company Stockholders shall not have any liability with respect to any Damages arising under clause (ii) of Section 11.1 unless and until (A) the aggregate amount of all Damages suffered by the Parent Indemnified Parties under clause (ii) of Section 11.1 exceeds in the aggregate $1,250,000 (the “Schedule 4.16 Matters Deductible”), and (B) the aggregate amount of all Damages suffered by Parent Indemnified Parties under clauses (i) and (ii) of Section 11.1 exceeds in the aggregate the sum of the amount set forth as the Schedule 4.16 Matters Deductible and the amount set forth as the Deductible in this Section 11.4, then the Parent Indemnified Parties shall be entitled to indemnification only for such aggregate amount that exceeds the sum of the Schedule 4.16 Matters Deductible and the Deductible.  Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of Parent or the Former Company Stockholders, as the case may be, under this Article XI or Section 8.6 shall not exceed $25,000,000 (the “Cap”).

Section 11.5.                             Survival of Indemnification Obligations.  The indemnification obligations set forth in this Article XI shall terminate upon the 547th day following the Closing Date.  Notwithstanding the preceding sentence, (i) indemnification obligations with respect to Damages incurred by reason of the matters set forth in the letter dated as of the date hereof, between the Company and Parent (Re: Indemnification Matters) shall terminate as set forth in the Indemnification Matters Letter; and (ii) indemnification obligations set forth in this Article XI shall survive the time at which they would otherwise terminate pursuant to this Section 11.5, if notice of (x) the inaccuracy or breach thereof giving rise to such obligations, (y) the aggregate amount of such Damages or an estimate thereof, in each case to the extent known or determinable at such time, and (z) reasonable detail of the individual items of such Damages included in the amount so stated and the date, if known, each such item arose shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.6.                             Terms and Conditions of Indemnification; Resolution of Conflicts.

(a)                                  Any party seeking indemnification for any third-party claim must give the other party prompt notice of the claim for Damages (i) stating the aggregate amount of the Damages or an estimate thereof, in each case to the extent known or determinable at such time, and (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related; provided, however, that the failure to give such notice shall not relieve the indemnifying party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of the indemnifying party.

(b)                                 The respective obligations and liabilities of the parties to indemnify pursuant to this Article XI in respect of any Damages arising from a claim by a third party shall be subject to the following additional terms and conditions:

(i)                                     The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing reasonably satisfactory to the indemnified party, the defense, compromise, and settlement of such claim.

(ii)                                  In the event that the indemnifying party shall elect not to undertake such defense, or within thirty (30) days after notice of any such claim from the indemnified party shall fail to defend, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party.

(iii)                               Notwithstanding anything in this Section 11.6 to the contrary, (A) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim, (B) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claiming party or the plaintiff to the indemnified party of a release from all liability in respect of such claim, and (C) in the event that the indemnifying party undertakes defense of any claim, the indemnified party by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate with respect to such claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement; provided, however, that if representation of both the indemnifying party and the indemnified party by the same counsel would create a conflict of interest, the reasonable costs and expenses of any separate counsel retained by the indemnified party shall be paid by the indemnifying party.

(c)                                  If the Former Company Stockholders’ Agent or Parent shall object in writing to any claim or claims by a Parent Indemnified Party or Stockholders Indemnified Party, as the case may be, Parent or Former Company Stockholders’ Agent, as the case may be, shall have thirty (30) days from the receipt of such objection to respond in a written statement to the objection.  If after such thirty (30) day period there remains a dispute as to any claims, the Former Company Stockholders’ Agent and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.

(d)                                 If no such agreement can be reached after good faith negotiation, either Parent or the Former Company Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss at issue is in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators.  Within fifteen (15) days after such written notice is sent, Parent (on the one hand) and the Former Company Stockholders’ Agent (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The decision of the arbitrators as to the validity and amount of any made claim shall be solely decided in accordance with the provisions of this Article XI and shall be binding and conclusive upon the parties to this Agreement.

(e)                                  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association.  The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration.

Section 11.7.                             Former Company Stockholders’ Agent.

(a)                                  In the event that the Merger is approved by the stockholders of the Company, effective upon such vote, and without further act of any stockholder of the Company, Charter Agent LLC shall be appointed as agent and attorney-in-fact (the “Former Company Stockholders’ Agent”) for each Optionholder, Warrantholder and stockholder of the Company (except such stockholders of the Company, if any, as shall have perfected their appraisal or dissenters’ rights under the DGCL).  The Former Company Stockholders’ Agent shall have the authority to act for and on behalf of the Former Company Stockholders, including, without limitation, to give and receive notices and communications, to act on behalf of the Former Company Stockholders with respect to any matters arising under this Agreement or the other Transaction Documents, to authorize delivery to Parent of any funds and property in its possession or in the Escrow Amount or the Working Capital Escrow Amount in satisfaction of claims by Parent Indemnified Parties, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Former Company Stockholders’ Agent for the accomplishment of the foregoing.  The Former Company Stockholders’ Agent shall for all purposes be deemed the sole authorized agent of the Former Company Stockholders until such time as the agency is terminated.  Such agency may be changed by the Former Company Stockholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Former Company Stockholders’ Agent may not be removed unless holders of a two-thirds interest in the Merger Consideration agree to such removal and to the identity of the substituted Former Company Stockholders’ Agent.  Any vacancy in the position of Former Company Stockholders’ Agent may be filled by approval of the holders of a majority in interest of the Merger Consideration.  No bond shall be required of the Former Company Stockholders’ Agent, and the Former Company Stockholders’ Agent shall not receive compensation for its services. Notices or communications to or from the Former Company Stockholders’ Agent shall constitute notice to or from each of the Former Company Stockholders during the term of the agency.

(b)                                 The Former Company Stockholders’ Agent shall not incur any liability with respect to any action taken or suffered by it or omitted hereunder as Former Company Stockholders’ Agent while acting in its capacity as Former Company Stockholders’ Agent.  The Former Company Stockholders’ Agent may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered by the Former Company Stockholders’ Agent shall not be liable to anyone while acting as Former Company Stockholders’ Agent. The Former Company Stockholders’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no other covenants or obligations shall be implied under this Agreement against the Former Company Stockholders’ Agent; provided, however, that the foregoing shall not act as a limitation on the powers of the Former Company Stockholders’ Agent determined by it to be reasonably necessary to carry out the purposes of its obligations.  The Former Company Stockholders shall indemnify the Former Company Stockholders’ Agent and hold it harmless against any loss, liability or expense incurred on the part of the Former Company Stockholders’ Agent and arising out of or in connection with the acceptance or administration of their duties hereunder under this Agreement.  The Former Company Stockholders’ Agent shall be entitled to satisfy any such loss, liability and expense from the proceeds of the Working Capital Escrow Amount and/or the Escrow Amount received by the Former Company Stockholders’ Agent for distribution to the Former Company Stockholders on a pro rata basis.

(c)                                  The Former Company Stockholders’ Agent shall have reasonable access to information about the Company and Parent and the reasonable assistance of the Surviving Corporation’s and Parent’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Former Company Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or Parent to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d)                                 A decision, act, consent or instruction of the Former Company Stockholders’ Agent shall constitute a decision, act, consent or instruction of all of the Former Company Stockholders and shall be final, binding and conclusive upon each such Former Company Stockholder.  Parent and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Former Company Stockholders’ Agent as being the decision, act, consent or instruction of every such Former Company Stockholder.

ARTICLE XII.

MISCELLANEOUS

Section 12.1.                             Survival of Representations and Covenants.  Subject to the Indemnification Matters Letter, all representations and warranties of the Company contained in this Agreement or in the certificate delivered pursuant to Section 9.2(b) of this Agreement shall survive Closing until the 547th day following the Closing Date.  All representations and warranties of Parent and Merger Sub contained in this Agreement shall survive Closing until the 547th day following the Closing Date.  All covenants and agreements set forth in this Agreement that are to be performed following the Closing Date shall survive the Closing and continue in full force and effect until such covenants and agreements are performed in accordance with the terms of this Agreement.

Section 12.2.                             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two Business Days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Kohlberg & Company, L.L.C.
111 Radio Circle
Mt. Kisco, New York 10549
	Attention:	Gordon Woodward
	Fax No:	(914) 244-3985
	Tel. No:	(914) 241-7430

with a copy to:

Ropes & Gray L.L.P.
One International Place
Boston, Massachusetts 02110
	Attention:	Daniel S. Evans, Esq.
	Fax No:	(617) 951-7050
	Tel. No:	(617) 951-7315

(b)	if to the Company, prior to the Closing, to:

Cellu Paper Holdings, Inc.
3440 Francis Road
Suite C
Alpharetta, Georgia 30004
	Attention:	Russell C. Taylor
	Fax No:	(678) 393-2657
	Tel. No:	(678) 393-2148

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
	Attention:	Stephen W. Rubin, Esq.
	Fax No:	212-969-2900
	Tel. No:	212-969-3000

(c)	if to the Former Company Stockholders’ Agent, to:

Charter Agent LLC
c/o Charterhouse Group, Inc.
535 Madison Avenue
New York, New York 10022
	Attention:	William Landuyt
	Fax No:	212-750-9704
	Tel. No:	212-584-3216

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
	Attention:	Stephen W. Rubin, Esq.
	Fax No:	212-969-2900
	Tel. No:	212-969-3000

Section 12.3.                             Interpretation.  When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  Whenever the words “to the knowledge of the Company” or “known to the Company” or similar phrases are used in this Agreement, they mean the actual knowledge, assuming the knowledge that would be obtained after reasonable inquiry of Russell Taylor, Diane Scheu, Hugo Vivero, Thomas Moore and Kevin French.

Section 12.4.                             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 12.5.                             Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, the other Transaction Documents, the Former Company Stockholders Indemnification Agreement and the letter, dated as of the date hereof, by and between Kohlberg & Company, L.L.C and Charterhouse Equity Partners IV, L.P. (regarding their investment as stockholders in an affiliate of Parent) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.  Notwithstanding the foregoing, (i) the Former Company Stockholders shall be deemed to be third-party beneficiaries of this Agreement with respect to Articles III, VI, VII, VIII and XI; and (ii) from and after the Effective Time, the former directors and officers of the Company shall be deemed to be third-party beneficiaries of this Agreement with respect to Section 8.5.

Section 12.6.                             Governing Law.  With respect to matters of corporate law, this Agreement shall be governed and construed in accordance with the DGCL.  With respect to all other matters this Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law.

Section 12.7.                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent or Merger Sub may assign its rights hereunder (a) to one or more of its lenders or (b) following the Effective Time, to a purchaser of the Surviving Corporation or the business of the Surviving Corporation.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 12.8.                             Amendment.  This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 12.9.                             Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (b) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Any such waiver by a party of a condition to closing of this Agreement shall also operate as a waiver and release of any corresponding covenant or agreement relating to the same subject matter set forth in Articles VI through VIII of this Agreement.  No waiver of any provision of this Agreement (a) shall, except as set forth in the immediately preceding sentence, be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) or (b) shall constitute a continuing waiver unless otherwise expressly provided therein.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 12.10.                       Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 12.11.                       Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

KIPB GROUP HOLDINGS, LLC

By:	/s/ Gordon Woodward
Name: Gordon Woodward
Title: Vice President

KCT MERGER SUB, INC.

By:	/s/ Gordon Woodward
Name: Gordon Woodward
Title: President

CELLU PAPER HOLDINGS, INC.

By:	/s/ Russell C. Taylor
	Name:	Russell C. Taylor
	Title:	CEO/President